                   FOURTH AMENDED AND RESTATED
                   LOAN AND SECURITY AGREEMENT
                  Dated as of February 28, 1996

                              among

             FIRST MERCHANTS ACCEPTANCE CORPORATION

                               and

                     LASALLE NATIONAL BANK,
                            NBD BANK,
                  FIRSTAR BANK MILWAUKEE, N.A.,
                 HARRIS TRUST AND SAVINGS BANK,
            THE BOATMEN'S NATIONAL BANK OF ST. LOUIS,
                FIRST BANK, NATIONAL ASSOCIATION
                    CORESTATES BANK, N.A. AND
                        NATWEST BANK N.A.
                        MELLON BANK, N.A.

                               and

                      LASALLE NATIONAL BANK
                            AS AGENT

                        TABLE OF CONTENTS


Section 1.  Definitions
Section 2.  Revolving Credit Facility
Section 3.  Borrowing Procedures
Section 4.  Payments and Prepayments
Section 5.  Pro Rata Treatment
Section 6.  Non-Receipt of Funds by the Agent
Section 7.  Sharing of Payments, Etc.
Section 8.  Revolving Credit Notes
Section 9.  Interest
            9.1  Rates
            9.2  Renewals: Conversion and Continuation of

                 Revolving Loans
            9.3  Indemnity
            9.4  Change in Legality
            9.5  Unavailability of Deposits or Inability to
                  Ascertain, or Inadequacy of Libor Rate
            9.6  Increased Cost and Reduced Return
            9.7  Discretion of Lenders as to Manner of Funding
Section 10. Fees, Deposit Accounts
Section 11. Books and Records
Section 12. Mandatory Prepayment
Section 13. Conditions to Loans
            13.1  Initial Revolving Loan
                        (a)   Consents
                        (b)   Required Documents
            13.2  Conditions to Revolving Loans
Section 14. Security for Obligations
Section 15. Agent's and Lender's Closing and Administrative Costs
             and Expenses
Section 16. Representations and Warranties
                        (a)   Organization of Borrower
                        (b)   Due Authorization
                        (c)   Validity of This Agreement
                        (d)   Absence of Default
                        (e)   Litigation
                        (f)   Regulation U
                        (g)   Employee Benefit Plans
                        (h)   Good Title and Absence of Liens
                        (i)   Licenses, Compliance with Laws
                        (j)   Impairment of Contract Collateral
                        (k)   Validity of Contracts
                        (l)   Obligors' Duties to Make Payments
                        (m)   Accuracy of Information
                        (n)   Chief Executive Office
                        (o)   Solvency
                        (p)   Offices, FTC; Warranties
                        (q)   Absence of Default
                        (r)   Financial Information
                        (s)   No Material Adverse Change
Section 17. Affirmative Covenants
                        (a)   Financial Information
                        (b)   Taxes
                        (c)   Insurance
                        (d)   Notice of Default, Litigation and
                              ERISA
                        (e)   Performance of Obligations
                        (f)   Books and Records, Audits
                        (g)   Plans
                        (h)   Performance of Contract Duties,
                              Defense of Collateral
                        (i)   Provision for Reserves for Credit
                              Losses
                        (j)   Possessory Perfection in Contract
                              Collateral
                        (k)   Compliance with Laws
                        (l)   Tennessee UCC
                        (m)   Collateral Agent
                        (n)   Required Reserve
Section 18. Negative Covenants
                        (a)   Business Activities
                        (b)   Liabilities
                        (c)   Security Interests
                        (d)   Investment
                        (e)   Sale, Transfer or Encumbrance of
                              Assets
                        (f)   Distributions, Issuance of Stock,
                              Management Fees
                        (g)   Transactions with Affiliates
                        (h)   Loan and Advances
                        (i)   Consolidation, Merger, Sale or
                              Pledge of Assets
                        (j)   Inconsistent Financing Statements.
                        (k)   Modification of Contract Terms
                        (l)   Capital Expenditures
                        (m)   Leverage Ratio
                        (n)   Delinquent Accounts

                        (o)   Tangible Net Worth
                        (p)   Interest Coverage Ratio
                        (q)   Subordinated Indebtedness
                        (r)   Modification of Certain Agreements
                        (s)   Total Liabilities to Tangible
                              Equity Base
Section 19. Events of Default
Section 20. Remedies
Section 21. Agent
                        (a)   Appointment
                        (b)   Nature of Duties
                        (c)   Rights, Exculpation, etc.
                        (d)   Reliance
                        (e)   Indemnification
                        (f)   The Agent Individually
                        (g)   Successor Agent; Resignation of
                              Agent
                        (h)   Collateral Matters
Section 22. Relations Among Lenders
Section 23. Miscellaneous
Section 24. Participations
Section 25. Waiver and Amendment
Section 26. Accounting and Financial Determinations
Section 27. Right of Offset
Section 28. Computation and Payment of Liabilities
Section 29. Notices
Section 30. Costs and Expenses
Section 31. Severability, Choice of Law
Section 32. Successors and Assigns
Section 33. Taxes and Expenses Regarding the Collateral
Section 34. Waiver of Jury Trial
Section 35. Indemnity
Section 36. Section Headings
Section 37. Construction
Section 38. Restatement of Prior Agreements


                               Index to Exhibits

Exhibit A         -           Revolving Credit Notes

Exhibit B         -           Forms of Contracts

Exhibit C         -           Borrowing Base Certificate

Exhibit D         -           Quarterly Compliance Certificate

Exhibit E         -           Business Locations

Exhibit F         -           Agency Agreement

Exhibit G         -           Forms of Dealer Agreement

Exhibit H         -           Forms of Dealer Assignment

                   FOURTH AMENDED AND RESTATED
                   LOAN AND SECURITY AGREEMENT

            This Fourth Amended and Restated Loan and Security Agreement dated as of February 28, 1996, by and among First Merchants Acceptance Corporation, a Delaware corporation (hereinafter referred to as "Borrower"), LaSalle National Bank (hereinafter referred to as "LaSalle") NBD Bank (hereinafter referred to as "NBD"), Firstar Bank Milwaukee, N.A. (hereinafter referred to as "Firstar"), Harris Trust and Savings Bank (hereinafter referred to as "Harris"), The Boatmen's National Bank of St. Louis (hereinafter referred to as "Boatmen's"), First Bank, National Association referred to as "First Bank") CoreStates Bank, N.A. (hereinafter referred to as "CoreStates"), NatWest Bank N.A. (hereinafter referred to as "NatWest") and Mellon Bank, N.A. (hereinafter referred to as "Mellon"), (LaSalle, NBD, Firstar, Harris, Boatmen's First Bank, CoreStates, NatWest and Mellon are hereinafter referred to individually as "Lender" and collectively as "Lenders" and LaSalle in its separate capacity as agent for Lenders is hereinafter referred to as "Agent").

                             W I T N E S S E T H:

            WHEREAS, Borrower, LaSalle, NBD, Firstar, Harris, Boatmen's, First Bank, Nat West and CoreStates are parties to a Third Amended and Restated Loan and Security Agreement dated as of April 28, 1995, as amended and supplemented from time to time (collectively the "Prior Agreements");

            WHEREAS, Borrower has requested that LaSalle, NBD, Firstar, Harris, Boatmen's, First Bank, Corestates and NatWest
(i) increase the amount available to be borrowed by Borrower under the revolving credit facility to $205,000,000, (ii) provide for the addition of Mellon Bank, N.A., as a Lender thereunder,
(iii) make certain modifications in the terms thereof, and (iv) in connection with the foregoing, amend and restate in their entirety the Prior Agreements;

            WHEREAS, the Lenders are willing to make the accommodations requested by the Borrower and to amend and restate the Prior Agreements in their entirety, effective on the date hereof, upon the terms and conditions set forth in this Agreement.

            NOW, THEREFORE, in consideration of the parties' mutual agreements contained herein, the parties hereto agree as follows:

Section 1.  Definitions.

            The following words and phrases, not otherwise defined herein, when used as capitalized terms in this Agreement shall have the following respective meanings (all words and phrases which have been defined elsewhere herein having the meanings there ascribed to them):

"Affected Branch" shall have the meaning provided in the definition of "Eligible Receivable" set forth in this Section 1.
"Affiliates" of any Person means any other Person which controls or is controlled by, or which is under common control with, that Person.

"Agency Agreement" shall mean an Agency Agreement in the form of Exhibit "F" hereto.

"Agent" shall have the meaning provided in the Preamble.

"Agreement" means this Fourth Amended and Restated Loan and Security Agreement, any exhibits or schedules hereto, any concurrent or subsequent rider to this Fourth Amended and Restated Loan and Security Agreement and any extensions, supplements, modifications or amendments to this Fourth Amended and Restated Loan and Security Agreement.

"Applicable Lending Office" shall mean for Agent and each Lender and for each Revolving Loan, the lending office of the Agent or Lender designated for such Revolving Loan on the signature pages hereof or such other office of such Lender as such Lender may from time to time specify to the Agent and Borrower in writing as the office by which its Revolving Loans are to be made and maintained.

"Authorized Representative" means those officers or employees of Borrower authorized by the Borrower to act with respect to this Agreement, the Revolving Credit Notes, the Instruments, and for all other necessary or appropriate purposes required to carry out the purpose of this Agreement.

"Borrowing Base" means at any time the lesser of (a) $205,000,000, or (b) 80% of the aggregate amount of all remaining unpaid Eligible Receivables related to Contracts involving the sale of automobiles and light trucks, less the Borrowing Base Reserve Allowance. Notwithstanding the foregoing,in the event Borrower modifies its current underwriting policy such that its advances to Dealers for vehicles purchased by an Obligor from such Dealers and financed by Borrower, as a percentage of the wholesale value of such vehicles, varies materially from Borrower's existing policy set forth in the Operations Manual of the Borrower in the form previously distributed to the Lenders, Lenders may, in their sole discretion, upon written notice to Borrower by Agent, reduce the maximum percentage rate of advance set forth in (b) above against any Eligible Receivables arising out of Eligible Contracts purchased by Borrower from such Dealers.

"Borrowing Base Certificate" shall mean a Borrowing Base
Certificate, duly executed by an Authorized Representative of Borrower, substantially in the form of Exhibit C hereto.

"Borrowing Base Reserve Allowance" shall mean an amount equal to the Required Reserve Percentage as of any date of determination multiplied by the sum of Borrower's Net Receivables and Securitized Portfolio, less Borrower's Consolidated Loss Reserves as of such date, multiplied by the quotient of Borrower's Net Receivables as of such date divided by the Borrower's Net Receivables and Securitized Portfolios as of such date.

"Business Day" means (a) a day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close in the states in which the Applicable Lending Offices of Lenders are located, and (b) relative to the making of Eurodollar Loans, any day on which dealings in Dollars are carried on in the interbank eurodollar market which also satisfies the criteria set forth in (a) above.

"Bulk Purchase" shall mean the simultaneous purchase by the Borrower of two (2) or more Contracts from a single Dealer, financial institution or other Person.

"Capital Expenditures" means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including capitalized lease obligations but exclusive of operating leases) by Borrower during such period that are required by generally accepted accounting principles to be included in or reflected by the property, plant or equipment or similar fixed asset accounts in the consolidated balance sheet of Borrower and its subsidiaries.

"Cash Equivalent Investments" shall mean investments having a stated maturity no greater than two years from the date of such investment in (i) obligations of the United States government or any agency thereof or obligations guaranteed by the United States government, (ii) certificates of deposit of LaSalle or such commercial banks having combined capital and surplus of at least $200,000,000, or (iii) commercial paper or similar short term instruments with a rating of at least "A-1" by Standard & Poors Corporation and "Prime-1" by Moody's Investors Service, Inc.

"Change in Control" means the occurrence of any one or more of the following:

(A) the Borrower shall consolidate with or merge into any other corporation or partnership (except in a transaction in which the Borrower is the surviving entity and is not itself the subsidiary of another entity), or (B) any person or group of persons acting in concert who was not or were not a common stockholder or common stockholders of the Borrower immediately prior to the transaction (or the first of a series of transactions) shall purchase or otherwise acquire in one or more transactions beneficial ownership of forty percent (40%) or more of the common stock of the Borrower outstanding on the date immediately prior to the last such purchase or other acquisition; provided, however, that such percentage shall be increased to fifty percent (50%) on such date as the Borrower shall notify Agent in writing that at least fifty percent (50%) of the outstanding common stock of the Borrower has been registered under the Securities Act of 1933, as amended. For purposes of the proviso of this definition, "outstanding common stock of the Borrower" shall include all common stock of the Borrower issued and outstanding on the date of such notice, any non-voting common stock of the Borrower issued and outstanding on the date of such notice, and all common stock of the Borrower which is issuable upon exercise of all warrants or options exercisable within sixty (60) days after the date of such notice.

"Collateral" shall have the meaning provided in Section 14.

"Collateral Agent" shall have the meaning provided in Section 14.

"Commitment" shall mean as to each Lender, the amount set forth opposite its name on the signature pages hereto under the heading
"Commitment".

"Commitment Percentage" shall mean, as to any Lender, the percentage which its Commitment bears to the Credit Commitment.

"Contract" means any and all installment sale agreements, chattel paper or other deferred payment obligations and all documents, instruments and agreements related thereto (hereinafter referred to as a "Contract", and in the case of any such agreement consisting of more than one document, instrument or other writing, every such document, instrument or other writing comprising any such agreement shall be deemed, collectively, to be the respective "Contract"), now existing or owned or hereafter arising or acquired by Borrower, together with all Related Security and all payments and other proceeds arising therefrom.

"Credit Commitment" shall have the meaning provided in Section 2.

"Credit Termination Date" shall mean June 30, 1997.

"Default" means:

            (a) any Event of Default or event of a nature described in Section 19 which, with the lapse of time (or with notice given to Borrower by Agent and the lapse of time) specified in the description of such event, would constitute an Event of Default; or

            (b) any default by Borrower with respect to any Indebtedness of the nature referred to in Section 18(b)(iii), without regard to whether that default shall have continued unremedied for a period of time sufficient to accelerate, or to permit acceleration of that Indebtedness.

"Dealer" means a dealer that has sold a motor vehicle to an Obligor pursuant to a Contract.

"Dealer Agreement" means an agreement between the Borrower and a Dealer that governs the sale or assignment of Contracts from such Dealer to the Borrower, including any provisions for assignment (whether without recourse, with recourse, with a repurchase obligation by the Dealer or with a guaranty by such dealer) contained in such Contracts and Related Security with respect thereto.

"Dealer Assignment" means a written assignment of a Contract by a Dealer to the Borrower.

"Dollar(s)" and the sign "$" shall mean lawful money of the United States of America.

"EBIT" means, with respect to the Borrower and its subsidiaries on a consolidated basis for any applicable measurement period, the sum of (a) Net Income, plus (b) income taxes, plus (c) Interest Expense, plus (d) amortization of unearned compensation attributable to stock options.

"Eligible Contract" at any time means each Contract originated by a Dealer and acquired by the Borrower from a Dealer, whether or not pursuant to a Dealer Agreement, including all Related
Security under such Contract, which complies with the representations, warranties and covenants contained in this Agreement and with respect to which each of the following requirements is then met:

            (a) the Contract has been fully performed by Borrower and the Dealer party thereto;

            (b) the payments under the Contract are not more than 60 days contractually past due (without deferment) nor is the Obligor otherwise in default under the terms of the Contract;

            (c) the Contract is an installment sale agreement or other deferred payment obligation providing for the retention of a first lien or security interest in the underlying personal property or a mortgage lien on real property to secure payment of the obligation evidenced thereby;

            (d) Borrower is the lawful owner of the Contract and all amounts payable thereunder, and Borrower has a first and valid lien and security interest, free and clear of all Security
Interests, in the related personal property;

            (e) the Contract is in one of the forms attached as Exhibit B hereto, or is otherwise in full compliance with all applicable statutes, rules and regulations, except where such non-compliance is immaterial and would not invalidate the Contract or Lenders' rights to enforce full performance of same by the related Obligor, and is assignable to Agent and Lenders;

            (f) neither that Contract nor any agreement in connection therewith, imposes any obligation upon Borrower or any other Person, which, if not performed, would give rise to any right of offset, counterclaim or other defense on the part of the related Obligor to any amount payable by it under the Contract;

            (g) as of the time of inception of the Contract, and as of the time of determination of eligibility, all of the following shall be true:

                  (1)   the related Obligor has full power and
capacity to enter into the Contract and perform his obligations thereunder, and

                  (2)   the Contract has been duly executed and
delivered by the related Obligor and is a legal, valid, binding and enforceable obligation of that Obligor;

            (h) no sum due or to become due under that Contract from the related Obligor is subject to any then existing offset, counterclaim or other defense on the part of that Obligor;

            (i) if the Contract involves the sale of personal property, the related item of personal property is, by the terms of that Contract, made available to the related Obligor for use principally within the United States of America;

            (j) the related Obligor or any Affiliate thereof shall not have failed to perform fully any obligation to be performed by it, under that Contract or under any other agreement in connection therewith for more than 60 days after such obligation is to be performed, under the terms of that Con-tract;

            (k) if the Contract involves the sale of a motor vehicle, the motor vehicle has not been repossessed from the Obligor;

            (l) the related Obligor is not the subject of a proceeding under any provision of any federal or state bankruptcy or insolvency law or proceeding, unless the related Obligor has reaffirmed such Contract in accordance with applicable law;

            (m) the Contract involves the sale of a motor vehicle such as an automobile or light truck; and

            (n) payments under the Contract have not been deferred more than three (3) times over the life of the Contract or more than two (2) times in the immediately preceding twelve
(12) months.

"Eligible Receivable" means with respect to any Eligible Contract at any time, all of the contractual payments (less unearned finance charges, Unamortized Loss Reserves, unearned discounts, unearned ancillary income and points, if any, otherwise attributable to such Eligible Contract) unconditionally required by the terms of the respective Eligible Contract to be paid by the related Obligor without any claim of any right of setoff, defense, or right of counterclaim against the Borrower, Agent or Lenders. Notwithstanding the foregoing, if for any three (3) or more branch office locations of Borrower concurrently as of the end of any month, the ratio of Gross Receivables over sixty (60) days contractually delinquent, plus accounts for which collateral has been repossessed and not sold for each such branch individually to the total Gross Receivables of each such branch individually exceeds five percent (5%) (hereinafter referred to individually as an "Affected Branch" and collectively as the "Affected Branches"), all contractual payments which are greater than thirty (30) days contractually past due for each such Affected Branch shall immediately be rendered ineligible hereunder until such time as said ratio is reduced to five percent (5%) or less for not more than two (2) branch office locations of Borrower.

"Eurodollar Loan" shall mean any Revolving Loan with respect to which the Borrower shall have selected an interest rate based on the Libor Rate in accordance with the provisions of Section 3(a) of this Agreement; provided, however, that there shall not be in excess of five (5) Eurodollar Loans outstanding at any one time.

"Event of Default" shall have the meaning provided in Section 19.

"Existing Securitization Transaction" shall mean the Securitization Transaction entered into among Borrower, FMARC, Harris Trust and Savings Bank, as Trustee and the Security Insurer, as evidenced by the Insurance Agreement, Sale and Servicing Agreement, Trust Indenture, Purchase Agreement and all documents related thereto.

"Fiscal Year" means the twelve month accounting period of Borrower commencing January 1 and ending December 31 of each calendar year.

"FMARC" means First Merchants Auto Receivables Corporation, a
Delaware corporation, a wholly owned subsidiary of Borrower.

"Gross Receivables" means with respect to any Contract at any time, all of the contractual payments unconditionally required by the terms of the respective Contract to be paid by the related Obligor without any claims of any right of setoff, defense, or right of counterclaim against the Borrower, Agent or Lenders.

"Hedging Obligations" means, with respect to any Person, all liabilities of such Person under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

"Indenture" shall mean the Indenture dated as of January 1, 1995, between Borrower and LaSalle National Bank, as trustee.

"Illegality" shall have the meaning set forth in Section 9.4 of this Agreement.

"Initial Revolving Loan" shall have the meaning provided in
Section 13.1.

"Insurance Agreement" means the Insurance and Indemnity Agreement among Borrower, FMARC and Security Insurer dated as of November
17, 1995.

"Instrument" means any document or writing under which any obligation is evidenced, assumed or undertaken, or any right to any Security Interest is granted or perfected in favor of Lenders; "Instrument executed pursuant hereto" and similar terms means all notes and each other instrument executed and delivered to Agent or Lenders by Borrower pursuant hereto.

"Intangible Assets" means, without limitation, all organization costs, goodwill, franchises, licenses, covenants not to compete, patents, trademarks, servicemarks, and any other assets classified as intangibles in accordance with generally accepted accounting principles.

"Interest Coverage Ratio" means, as of the close of any month, the ratio, on a consolidated basis for Borrower and its subsidiaries, computed for such month of (a) EBIT for such period to (b) Interest Expense for such period.

"Interest Expense" means, as of the close of any month in each Fiscal Year, the aggregate interest expense of the Borrower and its subsidiaries on a consolidated basis for such month on all Liabilities, including all commissions, discounts and other fees and charges, capitalized interest, net costs under Hedging Obligations and the portion of any interest expense payable with respect to capitalized lease obligations, but excluding any interest in respect of debt issuance cost (to the extent being amortized as a non-cash charge).

"Interest Period" shall mean: (i) as to any Eurodollar Loan, the period commencing on the date of such Eurodollar Loan and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect, and (ii) as to any Prime Rate Loan, the period commencing on the date of such Prime Rate Loan and ending on the earlier of
(A) the last calendar day of each month, and (B) the expiration or earlier termination of this Agreement; provided, however, that
(i) if any Interest Period would end on a day that shall not be a Business Day, such interest Period shall be extended to the next succeeding Business Day unless, with respect to Eurodollar Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (ii) no Interest Period with respect to any Revolving Loan shall end later than the expiration of the term of this Agreement, and (iii) interest shall accrue from and including the first day of an Interest Period to and including the last day of such Interest Period.

"Investment" means, when used with respect to Borrower, any loan or advance made by it to any other Person (including, without limitation, any contingent obligation) in respect of any capital stock, Liabilities, obligation or liability of any other Person and any other investment made by Borrower (however acquired) in stock or other ownership interests in any other Person, including, without limitation, any investment made in exchange for the issuance of shares of stock of Borrower. The outstanding amount of any Investment shall be considered to be the original amount thereof less returns of principal or capital thereof (and without adjustment by reason of the financial condition of such Person), or, in the case of Liabilities of Borrower in respect of any Liabilities, obligation or liability of any other Person, the amount (subject to any limitation contained in the Instrument creating such Liabilities of Borrower) of such other Liabilities, obligation or liability.

"Lender(s)" shall have the meaning provided in the Preamble.

"Leverage Ratio" shall mean the ratio, on a consolidated basis for Borrower and its subsidiaries, of Liabilities (exclusive of Subordinated Indebtedness and any Liabilities incurred on a non-recourse basis) to the sum of Stockholders' Equity, plus Subordinated Indebtedness, minus Intangible Assets.

"Liabilities" of any Person means at any time all amounts which, in accordance with generally accepted accounting principles, would be included in determining liabilities as shown on the liability side of a balance sheet of that Person as of the date in question.

"Libor Rate" shall mean, with respect to any Eurodollar Loan for any Interest Period, the interest rate per annum equal to the quotient obtained by dividing (x) the rate of interest determined by Agent to be the average (rounded upward to the nearest whole multiple of one-eighth of one percent (1/8%) per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are generally offered in the London Interbank Market at 11:00 A.M. London time, two (2) Business Days before the first day of such Interest Period, for a period equal to such Interest Period and in the amount of the applicable Eurodollar Loan, by (y) the difference between one hundred percent (100%) and any applicable reserve requirements (rounded upward to the nearest whole multiple of one hundredth (1/100) of one percent (1%) per annum), including, without limitation, any statutory maximum requirement for Lenders to hold reserves for "Eurocurrency Liabilities" under Regulation D of the Board of Governors of the Federal Reserve System (or any similar reserves under any successor regulation or regulations).

"Loss Reserves" means all dealer and loan loss reserves maintained by the Borrower, including, without limitation, all allowances for credit losses, dealer reserves, and deferred income allocated to reserves for credit losses.

"Majority Lenders" shall mean, at any time while no Obligations are outstanding, Lenders having at least 67% of the aggregate amount of the Commitments and, at any time while Obligations are outstanding, Lenders holding at least 67% of the outstanding aggregate principal amount of the Obligations.

"Maximum Rate" shall have the meaning set forth in Section
9.1(d).

"Net Income" means, for any month, an amount equal to the net income of the Borrower and its subsidiaries on a consolidated basis during such month, determined in accordance with generally accepted accounting principles, minus income attributable to minority interests in other Persons, minus (or plus) the amount of all extraordinary gains (or losses) included in the determination of such net income, subject in each case to year-end adjustments.

"Net Receivables" shall mean the sum of all contractual payments due under Contracts, plus accrued interest receivable, less unearned finance charges and unearned ancillary income attributable to any Contract; plus unamortized contract acquisition costs, as certified by an Authorized Officer of the Borrower for each month or quarter of Borrower's Fiscal Year and annually by the independent certified public accountants which prepared the audited financial statements for such Fiscal Year delivered pursuant to Section 17(a)(iii).

"Noteholders" shall have the meaning ascribed thereto in the Indenture.

"Notes" shall have the meaning ascribed thereto in the Indenture.

"Obligations" shall mean the Revolving Loans and all interest payable with respect thereto, together with all other amounts which Borrower may from time to time be obligated to pay to Agent or Lenders howsoever evidenced and however arising, whether pursuant to any Revolving Loan, this Agreement or any other agreement, understanding, or relationship by and between the Agent or Lenders, by themselves or in connection with any other party, with the Borrower, or arising out of any other cause whatsoever, whether liquidated, contingent, stated, unstated, direct or indirect, primary or secondary, voluntary or involuntary, determinable or indeterminable, due or not due, or otherwise whether heretofore, now, or hereafter created, owing, incurred, made, due or payable, between the Agent or Lenders and the Borrower.

"Obligor" shall mean the Person obligated for the payment of principal or other money under any Contract; and "Related
Obligor" shall, when used with respect to any Contract, mean the Person so obligated thereunder.

"Off Balance Sheet Securitized Portfolio" shall mean all Contracts sold or contributed to a SPE in connection with a Securitization Transaction which Contracts would not thereafter be reflected on the consolidated balance sheet of Borrower and its subsidiaries in accordance with generally accepted accounting principles.

"Organizational Documents" means, as to any Person the articles of incorporation, or any other organizational agreement or document which forms the basis for the legal existence of the Person and provides for the rules or its operation and the rights and obligations of its members, partners, shareholders, or directors.

"Payoff Amount" means with respect to any Contract an amount not less than the aggregate sum advanced by Lenders against such Contract under this Agreement.

"Permitted Investments" shall mean investments in (i) obligations of the United States government or any agency thereof or obligations guaranteed by the United States government having a stated maturity no greater than six (6) months from the date of such investment, (ii) certificates of deposit of a Lender having a stated maturity no greater than twelve months from the date of such investment, (iii) money market or negotiable order of withdrawal accounts of a Lender, or (iv) commercial paper or similar short-term investments with a rating of at least "A-1" by Standard & Poors Corporation and "Prime-1" by Moody's Investor Services, Inc.

"Permitted Liens" shall have the meaning provided in Section
18(c).

"Permitted Noteholder Payments" shall mean Permitted Payments as defined in Section 16.2 of the Indenture.

"Permitted Securitization Transaction" shall mean the Existing
Securitization Transaction and any Securitization Transaction hereafter entered into by Borrower with the written consent of Agent and Lenders.

"Person" shall mean any natural person, partnership, corporation, firm, association, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

"Prime Rate" means the variable rate of interest, per annum, from time to time announced by LaSalle as its prime (or equivalent) rate and changing as and when changes therein are announced.
Such rate is one of LaSalle's index rates and merely serves as a basis upon which effective rates of interest are calculated for loans making reference thereto and may not be the lowest or best rate at which LaSalle calculates interest or extends credit.

"Prime Rate Loan" shall mean any Revolving Loan with respect to which Borrower shall have selected an interest rate based upon the Prime Rate in accordance with the provisions of Section 3(a) of this Agreement.

"Prior Agreements" shall have the meaning provided in the Preamble.


"Public Offering" means a firm commitment public registration and sale of common equity securities of Borrower under the U.S. Securities Act of 1933, as amended, on any registration form (other than for the registration of securities to be offered and sold pursuant to (1) an employee benefit plan, (2) a dividend or interest reinvestment plan, (3) other similar plans, or (4) reclassification of securities, mergers, consolidations and acquisitions of assets on Form S-4 or any successor thereto).

"Purchase Agreement" means the Purchase Agreement among the Borrower, FMARC and Solomon Brothers, Inc., dated as of November
10, 1995.

"Quarterly Compliance Certificate" means a compliance certificate duly executed by the Authorized Representative of Borrower, substantially in the form of Exhibit D attached hereto.

"Quarterly Payment Date" means the last day of each December, March, June and September, or if any such day is not a Business
Day, the next succeeding Business Day.

"Rate" shall have the meaning set forth in Section 9.1(a) of this Agreement.

"Regulatory Action" shall have the meaning set forth in Section
9.4 of this Agreement.

"Related Security" shall mean, with respect to a Contract:

            (a) all of the Borrower's interest with respect to such Contract under the (i) Dealer Agreement pursuant to which such Contract was acquired, and/or (ii) the Dealer
Assignment from the Dealer from whom the Contract was acquired;

            (b)   all motor vehicles underlying such Contract;
and

            (c) all collateral and security agreements and property purported to be subject thereto held as security for such Contract, including all guaranties, indemnities, warranties, insurance proceeds and premium refunds and underwritings and property of whatever character at any time held as security for such Contract.

"Required Reserve Percentage" shall mean an amount equal to (i) one hundred five percent (105%) of the quotient of Borrower's actual net charge-offs for the six (6) month period prior to any date of determination divided by the average Net Receivables and Securitized Portfolio for such prior six (6) month period.

"Reserve for Credit Losses" shall mean the sum of non-refundable discounts negotiated by the Borrower at the time the Borrower acquired Contracts, less any amortization thereof, plus additional provisions recorded in arriving at Net Income, less charge offs, which aggregate amount consists of the amounts calculated in a manner consistent with the lines "allowance for credit losses" and "unamortized contract acquisition discount" set forth in the audited financial statements and footnotes of the Borrower dated May 31, 1994, as certified by an authorized officer of the Borrower for each month or quarter of Borrower's Fiscal Year and annually by the independent certified public accountants which prepared the audited financial statements for such Fiscal Year delivered pursuant to Section 17(a)(iii).

"Revolving Credit Notes" shall have the meaning provided in
Section 8.

"Revolving Loans" shall have the meaning provided in Section 2.

"Sale and Servicing Agreement" means the Sale and Servicing
Agreement among Borrower, FMARC and Harris Trust and Savings
Bank, as backup servicer dated as of November 17, 1995.

"Securitization Transaction" means collectively, (a) Borrower's sale, assignment, pledge or contribution of some or all of the Contracts and related rights to a SPE as part of a securitization of some or all of the Contracts and (b) the payment to Lenders of any Payoff Amount associated therewith.

"Securitization Transaction Documents" means all agreements, instruments and documents executed and delivered in connection with a Permitted Securitization Transaction.

"Securitized Portfolio" means all Contracts sold or contributed to a SPE in connection with a Permitted Securitization
Transaction exclusive of the Off Balance Sheet Securitized
Portfolio.

"Security Instrument" means any security agreement, amendment or supplement thereto, financing statement, continuation statement, chattel mortgage, chattel mortgage note, assignment or collateral assignment, pledge agreement or other agreement providing for, evidencing or perfecting any Security Interest.

"Security Insurer" means Financial Services Assurance, Inc., a monoline insurance company organized under the laws of the state of New York or such other insurance company providing insurance in connection with a Permitted Securitization Transaction.

"Security Interest" means any lien, encumbrance or security interest of any kind whatsoever, whether arising under a Security
Instrument or as a matter of law, judicial process, or otherwise.

"SPE" means a special purpose entity including, without limitation, a wholly owned subsidiary of Borrower or trust, established in connection with a Permitted Securitization
Transaction.

"Stockholders' Equity" means, without duplication, the stockholders' equity of the Borrower, as included in and calculated in a manner consistent with, "stockholders' equity" as set forth in the audited balance sheet of Borrower dated May 31, 1994.

"Subordinated Indebtedness" means any obligations of Borrower to any Person subordinated to the repayment of the Obligations by written agreement in form and content acceptable to Lenders.

"Tangible Net Worth" shall mean the sum of Stockholders' Equity, plus Subordinated Indebtedness, minus Intangible Assets.

"Total Liabilities to Tangible Equity Base" means, as of any measurement date, the ratio, on a consolidated basis for Borrower and its subsidiaries, of Liabilities to the sum of Stockholder's
Equity, minus Intangible Assets.

"Trust Indenture" means that certain Trust Indenture between FMARC and Harris Trust and Savings Bank, as Trustee dated as of November 17, 1995.

"Unamortized Loss Reserves" means all Loss Reserves arising from dealer holdbacks and deferred income allocated to reserves for credit losses, less the amortized and deemed to be earned portion of nonrefundable Loss Reserves maintained by the Borrower consisting of allowances for credit losses and deferred income allocated to reserves for credit losses, which for purposes of this Agreement, shall be amortized by Borrower based upon an amortization (utilizing the sum of the years digits method) of said portion of the Loss Reserves over the average term of the Contracts acquired by Borrower, all as reflected on the Borrowing Base Certificates delivered to Agent.

            Unless otherwise defined herein, terms or phrases defined in the Uniform Commercial Code as in effect on the date hereof in the State of Illinois are used herein as therein defined.

            Unless otherwise specified, all accounting terms used herein or in any other loan document related hereto shall be interpreted, all accounting determinations and computations hereunder or thereunder shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with, generally accepted accounting principles applied in preparation of the financial statements referred to in Section 16(r). Notwithstanding the foregoing, any calculation of the amount of Liabilities shall be based upon the principal amount thereof outstanding, without taking into account the value of any equity securities issued in connection therewith.

Section 2.  Revolving Credit Facility.

            (a) Subject to the terms and conditions of this Agreement, each of the Lenders severally and not jointly agrees to make such loans and advances (individually each a "Revolving Loan" and collectively the "Revolving Loans") to Borrower from time to time until, but not including, the Credit Termination Date, as the Borrower may from time to time request, in the amount of each Lenders' Commitment Percentage of the Revolving Loans requested by Borrower, up to, but not in excess of an aggregate sum of $205,000,000 ("Credit Commitment"), and, in the case of each Lender, up to but not exceeding each Lender's Commitment Percentage of the Credit Commitment, provided, however, that Lenders shall not make or be required to make any Revolving Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Revolving Loans would exceed the Borrowing Base. The Credit Commitment will terminate, and Lenders will be relieved from their commitment to make Revolving Loans, on the earliest to occur of the following: (a) the Credit Termination Date; (b) an Event of Default (except that the
Credit Commitment may be reinstated at the sole and absolute discretion of the Lenders upon the cure of any Event of Default); or (c) upon the date specified in a written request of the Borrower to the Lenders given no less than 90 days prior to the Borrower's requested termination date.

            Prior to the termination of Lenders' Commitments as herein provided, Borrower may from time to time borrow, prepay and reborrow amounts under Revolving Loans pursuant to the Lenders' Commitments and subject to and in accordance with the other terms, provisions, and conditions of this Agreement.

Section 3.  Borrowing Procedures.

            (a) Agent shall have received, on or before 10:00 a.m. Chicago time, on the day a Revolving Loan is to be made, if a Prime Rate Loan, or three (3) Business Days prior to the date a Revolving Loan is to be made, if a Eurodollar Loan, (i) an oral request from Borrower for a Revolving Loan in a specific amount (and a request in writing, which shall be delivered to Agent on the same Business Day, together with a Borrowing Base Certificate reflecting then current, true and complete information regarding the Collateral, executed by an Authorized Representative of Borrower), (ii) designation whether the Revolving Loan is to be a Eurodollar Loan or a Prime
Rate Loan, and if such Revolving Loan is to be a Eurodollar Loan, the Interest Period or Interest Periods with respect thereto, and
(iii) copies of all other documents which the Borrower is required to deliver to Agent hereunder. If such request for a Revolving Loan is received by Agent orally before 10:00 a.m. Chicago time on the day a Prime Rate Loan is to be made or orally before 10:00 a.m. Chicago time three (3) Business Days prior to the date a Eurodollar Loan is to be made, subject to the other terms and conditions of this Agreement, Agent will make such Revolving Loan on the applicable day on which such Revolving Loan is to be funded hereunder, subject to any delays beyond Agent's reasonable control, provided that Agent shall not be liable for any damages or liabilities for the failure to so make any Revolving Loan on the day requested unless such failure was due to Agent's wilful misconduct. If no election as to the type of Revolving Loan is specified in any such notice by Borrower, then such Revolving Loan shall be a Prime Rate Loan. If no Interest Period is specified with respect to a Eurodollar Loan in such notice, then Borrower shall be deemed to have selected an Interest period of one month's duration. Each request for a Prime Rate Loan shall be in a minimum amount of $50,000. Notwithstanding anything contained in this Agreement to the contrary, Borrower may not have more than five (5) Eurodollar Loans outstanding at any one time, and each request for a Eurodollar Loan shall be in a minimum amount of $5,000,000 and minimum increments of $1,000,000. Borrower shall provide Agent, upon request, with any other information with respect to the Eligible Contracts and Eligible Receivables as Lenders or Agent may reasonably request in connection with any proposed borrowing.

            (b) Upon receipt by Agent of a notice from Borrower of a request for a Prime Rate Loan or Eurodollar Loan, Agent shall promptly, but not later than 12:00 p.m. Chicago time on the date of receipt, notify Lenders of the amount, term and proportionate share of such Prime Rate Loan or Eurodollar Loan to be funded by each Lender. Two (2) Business Days prior to the date specified for funding of such Eurodollar Loan in the notice from Borrower provided under (a) above, Agent shall notify Lenders and Borrower of the Libor Rate in effect for such Eurodollar Loan. Each Lender shall make available its proportionate share of any Prime Rate Loan or Eurodollar Loan, by federal funds wire transfer to Agent at Agent's Applicable Lending Office, in immediately available funds, by not later than 2:00 p.m. Chicago time, on the date specified for a Prime Rate Loan or Eurodollar Loan hereunder in the notice provided in (a) above. The amount of any Revolving Loan shall, subject to the terms of this Agreement, be made available to Borrower by depositing same, in immediately available funds, in an account of Borrower, as designated by Borrower, maintained at Agent's Applicable Lending Office, or by wiring the same, in immediately available funds, to any account specified by Borrower in its notice of borrowing.

            (c) In the event that any payment due hereunder from a Lender is due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day.

            (d) The failure of any Lender to make any Revolving Loan to be made by it on any date specified therefor shall not relieve any other Lender of its obligation to make its Revolving Loan on such date, but neither the Agent nor any Lender shall be responsible for the failure of any other Lender to make a Revolving Loan.

Section 4.  Payments and Prepayments.

            (a) Borrower shall make each payment in respect of the principal of and interest on the Revolving Loans and any other payments due under this Agreement not later than 10:00 a.m. Chicago time on the day when due, in Dollars, to the Agent for the account of each Lender at the Agent's Applicable Lending office in Chicago, Illinois in immediately available funds. The outstanding principal balance of each Eurodollar Loan shall mature and be due and payable on the last day of the Interest Period applicable to such Eurodollar Loan.

            (b) Any Lender for whose account any such payment is to be made may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of Borrower with such Lender and shall give notice thereof to the Agent and Borrower, provided the failure to give such notice does not affect the validity of such debit.

               Borrower shall, at the time of making such payment under this Agreement or any Revolving Credit Note, specify to the Agent the Revolving Loans or other amounts payable by Borrower hereunder to which such payment is to be applied (and in the event that it fails to so specify, or if an Event of Default has occurred and is continuing, the Agent shall distribute such payment to the Lenders in such manner as Agent may determine to be appropriate, subject to Section 5 hereof).

            (d) Each payment received by the Agent under this Agreement or any Revolving Credit Note for account of a Lender shall be paid promptly to such Lender on the same Business Day of receipt by Agent if received by 10:00 a.m. Chicago time, or otherwise on the next successive Business Day, in the type of funds received, for account of Lender at such Lender's Applicable Lending office for the Revolving Loan or other obligation in respect of which such payment is made, net of any amounts which are due and owing to Agent by Lender at the time of such distribution by Agent.

            (e) Any prepayment of the Obligations by Borrower shall be without premium or penalty other than the payment of damages and fees as provided in Sections 9.3 and 10 of this Agreement.

Section 5.  Pro Rata Treatment.

            Except to the extent otherwise provided herein: (i) each borrowing from the Lenders shall be made from the Lenders, and each payment of any fee under Sections 10(b) hereof shall be made for the account of the Lenders, pro rata according to their respective Commitment Percentage; (ii) each payment of principal of Revolving Loans by Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by the Lenders; and
(iii) each payment interest on the Revolving Loans by Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest due and payable to the respective Lenders.

Section 6.  Non-Receipt of Funds by the Agent.

            Unless the Agent shall have been notified by a Lender or Borrower (the "Payor") prior to the date on which the Payor is scheduled to make payment to the Agent of (in the case of a Lender) the proceeds of a Revolving Loan to be made by it hereunder or (in the case of Borrower) a payment to the Agent for the account of one or more of the Lenders hereunder (such payment being herein called the "Required Payment"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been or will be made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date and, if the Payor does not in fact make the Required Payment to the Agent, the recipient(s) of such Payment shall, on demand, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to the Default Rate for such period in the case of Borrower and the federal funds rate in the case of a Lender and, if such recipient(s) shall fail promptly to make such payment, the Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as aforesaid. Notwithstanding the foregoing to the contrary, the Agent shall not charge the Lenders, and the Lenders shall not be responsible to pay the Agent, any interest described in this Section 6 to the extent such interest has otherwise been paid by Borrower to the Agent.

Section 7.  Sharing of Payments, Etc.

            (a) Borrower agrees that, in addition to (and without limitation of) any right of set-off, bankers' lien or counterclaim a Lender might otherwise have, each Lender shall be entitled, at its option, to offset balances held by it for the account of Borrower at any of its offices, against any principal of or interest on any of such Lender's Revolving Loans or any other amount payable to such Lender hereunder, which is not paid when due subject to any applicable grace periods (regardless of whether such balances are then due to Borrower), in which case it shall promptly notify Borrower and the Agent thereof, provided that such Lender's failure shall not affect the validity thereof.

            (b) If any Lender (i) shall obtain payment of any principal of or interest on any Revolving Loan made by it to Borrower under this Agreement through the exercise of any right of set-off, banker's lien or counterclaim or similar right or otherwise, and, as a result of such payment, such Lender shall have received a greater percentage of the Liabilities with respect to the Revolving Loans then due hereunder by Borrower to such Lender than the percentage of the Obligations received by any other Lenders, or (ii) such Lender's percentage of the outstanding Obligations relating to Revolving Loans is less than the Lender's pro rata share of such Obligations, it shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests
in) the Revolving Loans made by such other Lenders (or in interest due thereon or other Obligations with respect to the Revolving Loans due to such Lenders, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that (x) each Lender shall have made advances of Obligations relating to Revolving Loans according to its pro rata share of its Commitment of such Obligations, and (y) all the Lenders shall share the benefit of such excess payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid Obligations with respect to the Revolving Loans due to each of the Lenders. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

            (c) Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Obligations with respect to the Revolving Loans due to other Lenders (or in interest due thereon, as the case may be) may exercise all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Revolving Loans in the amount of such participation.

            (d) Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of Borrower. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a payment or set-off to which this Section 7 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this
Section 7 to share in the benefits of any recovery on such secured claim.

Section 8.  Revolving Credit Notes.

            The Revolving Loans shall be evidenced by Revolving Credit Notes executed by Borrower dated the date of this Agreement and substantially in the form of Exhibit A attached hereto and forming a part hereof. Subject to the provisions of this Agreement, the Obligations shall be subject to principal repayment in whole upon the Credit Termination Date, in part to the extent that the unpaid amount of the Obligations outstanding exceeds the Borrowing Base, and shall be repaid in whole, upon demand of the Agent, in accordance with Section 19 upon the occurrence of an Event of Default.

Section 9.  Interest.

      9.1  Rates.

            (a) All obligations owed by Borrower to Lenders (except for Eurodollar Loans and those Obligations evidenced by a note other than a Revolving Credit Note, or by any other agreement which specifically provides for a rate of interest different from that provided for herein) shall bear interest, on the unpaid principal balance thereof, at a rate per annum (computed on the basis of the actual number of days elapsed over a 360-day year) (the "Rate") equal to the Prime Rate, payable monthly in arrears on the first day of each month.

            (b) Subject to the provisions of Section 9 of this Agreement, each Eurodollar Loan shall bear interest on the unpaid principal balance thereof, at a rate per annum (computed on the basis of the actual number of days elapsed over a 360-day year) equal to the Libor Rate for the Interest Period in effect for such Revolving Loan, plus 1.60%. Interest on Eurodollar Loans for 1, 2 and 3-month Interest Periods shall be payable in arrears on the last day of the applicable Interest Period. Interest on Eurodollar Loans for a 6-month Interest Period shall be payable in arrears on the 90th day following funding of such Eurodollar Loan by Lender and on the last day of such Interest Period.

            (c) All Obligations owed by Borrower to Lenders shall bear interest, from and after written notice by Agent to Borrower of the occurrence of an Event of Default by Borrower under this Agreement and for so long as an Event of Default shall be continuing, and without constituting a waiver of any such Event of Default, on the unpaid principal balance thereof, at a rate per annum equal to two (2) percentage points above the Rate ("Default Rate"). All interest chargeable under this Agreement shall be computed on the basis of a 360-day year for actual days elapsed.

            (d) In addition to calculations of the Rate as provided above, in the event that the Prime Rate announced is, from time to time hereafter, changed, adjustment in the Rate shall be made on the effective date of such change in the Prime Rate. The Rate, as adjusted, shall apply to all Obligations (except as provided above with respect to Eurodollar Loans) owed on the date following the date on which the adjustment is made and shall apply to all Obligations owed during succeeding months until the Prime Rate is adjusted again. Agent shall use reasonable efforts to notify Borrower of each change in the Prime Rate as soon as practicable, but Borrower's obligation to pay all interest at the Rate and Default Rate as provided in this Agreement shall not be affected by, nor shall Agent have any liability for, any failure to so notify Borrower. In no event shall the Rate, Libor Rate, or the Default Rate exceed the highest applicable rate permitted by law ("Maximum Rate"). If, in any month, the Rate, Libor Rate, or the Default Rate absent such limitation, would have exceeded the Maximum Rate, then the Rate, Libor Rate, or the Default Rate for that month shall be the Maximum Rate, and if in future months, the Rate, Libor Rate, or the Default Rate would otherwise be less than the Maximum Rate, then to the extent permitted by applicable law, the Rate, Libor Rate, or the Default Rate shall remain at the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate. Except as provided in (b) above, all interest payable by Borrower shall be due and payable on the first Business Day of each calendar month during the term of this Agreement and Agent may, at its option, charge such interest to Borrower's account with Agent, which amounts shall thereupon constitute Obligations hereunder and shall thereafter accrue interest as provided for in this Agreement.

      9.2  Renewals: Conversion and Continuation of Revolving
Loans.

            (a) Upon maturity of any Eurodollar Loan, the Borrower may renew all or any part of any Eurodollar Loan to it from Lenders with a Revolving Loan of the same or a different type from Lenders, subject to the conditions and limitations set forth herein and elsewhere in this Agreement.

Any Eurodollar Loan or part thereof so renewed shall be deemed to be repaid in accordance with Section 4 with the proceeds of a new borrowing hereunder and the proceeds of the new Revolving Loan, to the extent such proceeds do not exceed the principal amount of the Eurodollar Loan being renewed, shall not be paid by Lenders to Borrower.

            (b) The Borrower shall have the right at any time, upon notice to Agent given in the manner and at the times specified in this Agreement with respect to the Revolving Loans into which conversion or continuation is to be made, to convert its Eurodollar Loans into Prime Rate Loans, to convert its Prime Rate Loans into Eurodollar Loans (specifying the Interest Period to be applicable thereto), to convert the Interest Period applicable to any of its Eurodollar Loans to another permissible Interest Period, and to continue any of its Eurodollar Loans into a subsequent Interest Period of any permissible duration, subject to the terms and conditions of this Agreement, including, without limitation Section 3 hereof, and to the following:

                  (i) each conversion shall be effected by Agent by applying the proceeds of the new Prime Rate Loan or Eurodollar Loan, as the case may be, to the Eurodollar Loan (or portion thereof) being converted; accrued interest on a Revolving Loan (or portion thereof) being converted or continued shall be paid by the Borrower at the time of conversion or continuation; and

                  (ii)  if any Eurodollar Loan is converted at
any time other than the end of an Interest Period applicable thereto, the Borrower shall make such payments associated therewith as are required pursuant to Section 9.3 at the time such Eurodollar Loan shall be converted to a Prime Rate Loan.

                  The interest Period applicable to any
Eurodollar Loan resulting from a conversion or continuation shall be specified by the Borrower in the notice of conversion or continuation delivered pursuant to this Section 9.2 provided, however, that, if no such Interest Period shall be specified, the Borrower shall be deemed to have selected an Interest Period of one month's duration.

      9.3  Indemnity.

            The Borrower shall indemnify Agent and Lenders against any loss, fee, claim, damage, liability or expense which Agent or Lenders may sustain or incur as a consequence of (i) any failure by the Borrower to fulfill on the date of any borrowing hereunder the applicable conditions set forth in this Agreement,
(ii) any failure by the Borrower to borrow hereunder after notice of borrowing pursuant to this Agreement has been given, (iii) any payment, prepayment or conversion of a Eurodollar Loan required by any other provision of this Agreement or otherwise made on a date other than the last day of the applicable Interest Period,
(iv) any Regulatory Action (as defined in Section 9.4 below), (v) or the occurrence of any Event of Default, including, but not limited to, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Revolving Loan or any part thereof as a Eurodollar Loan. Such loss or reasonable expense shall include, without limitation, an amount equal to (1) the excess, if any, as reasonably determined by Agent of its cost of obtaining the funds for the Eurodollar Loan being paid, prepaid or converted or not borrowed (based on the Libor Rate applicable thereto) for the period from the date of such payment, prepayment or conversion or failure to borrow to the last day of the Interest Period for such Eurodollar Loan (or, in the case of a failure to borrow, the Interest Period for such Eurodollar Loan which would have commenced on the date of such failure to borrow) over the amount of interest (as reasonably determined by Agent) that could be realized by Agent in re-employing during such period the funds so paid, prepaid or converted or not borrowed, or (2) any loss of yield or cost due to a Regulatory Action. A certificate of Agent setting forth any amount or amounts which Agent is entitled to receive pursuant to this Section 9.3 shall be conclusive absent manifest error.

      9.4  Change in Legality.

            (a) Notwithstanding anything to the contrary herein contained, if any change in any law or regulation or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for any Lender or Agent to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby (an "Illegality"), or if Agent or Majority Lenders determine that maintenance of Eurodollar Loans would cause Lenders to implement or modify any reserve, special deposit or assessment or other requirement, or impose any other condition on Lenders affecting the Revolving Loans (each of the foregoing circumstances called a "Regulatory Action"), then, by written notice to the Borrower, Agent shall:

                  (i)  declare that Eurodollar Loans will not
thereafter be made by Lenders hereunder, whereupon the Borrower shall be prohibited from requesting Eurodollar Loans from Agent hereunder unless such declaration is subsequently withdrawn; provided, however, that if after the date of any such declaration there shall occur any change in law or regulation or in the interpretation thereof by any government authority charged with the administration or interpretation thereof that shall eliminate such Illegality, Agent shall as promptly as reasonably practicable notify the Borrower and each of the Lenders of such occurrence and withdraw such declaration;

                  (ii) require that all outstanding Eurodollar Loans made by it be converted to Prime Rate Loans, in which event
(1) all such Eurodollar Loans shall be automatically converted to Prime Rate Loans as of the effective date of such notice as provided in paragraph (b) below and (2) all payments and prepayments of principal which would otherwise have been applied to repay the converted Eurodollar Loans shall instead be applied to repay the Prime Rate Loans resulting from the conversion of such Eurodollar Loans; and

                  (iii)  require fulfillment of the indemnity
provisions of Section 9.3 hereof.

            (b) For purposes of this Section 9.4, a notice to the Borrower by Agent pursuant to paragraph (a)(ii)(1) above shall be effective, if lawful, on the last day of the then current Interest Period; in all other cases, such notice shall be effective on the date of receipt by the Borrower.

      9.5 Unavailability of Deposits or Inability to Ascertain, or Inadequacy of Libor Rate

            If on or prior to the first day of any Interest
Period for any Borrowing of Eurodollar Loans:

            (a) the Agent advises the Borrower that deposits in United States Dollars (in the applicable amounts) are not being offered to it in the off-shore U.S. Dollar interbank market for such Interest Period, or

            (b) the Majority Lenders advise the Agent that the Libor Rate as determined by the Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period, then the Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurodollar Loans shall be suspended without liability to Agent or Lenders.

      9.6 Increased Cost and Reduced Return. (a) If on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

                  (i)  shall subject any Lender (or its
applicable Lending Office) to any tax, duty or other charge with respect to its Eurodollar Loans, its Revolving Credit Note or its obligation to make Eurodollar Loans, or shall change the basis of taxation of payments to any Lender (or its Applicable Lending Office) of the principal of or interest on its Eurodollar Loans or any other amounts due under this Agreement in respect of its Eurodollar Loans or its obligation to make Eurodollar Loans (except for changes in the rate of tax on the overall net income of such Lender or its Applicable Lending Office imposed by the jurisdiction in which such Lender's principal executive office or Applicable Lending Office is located); or

                  (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Applicable Lending Office) or shall impose on any Lender (or its Applicable Lending Office) or on the interbank market any other condition affecting its Eurodollar Loans, its Revolving Credit Note or its obligation to make Eurodollar Loans; and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Eurodollar Loan, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under its Revolving Credit Note with respect thereto, by an amount deemed reasonably and in good faith by such Lender to be material, then, within fifteen (15) days after demand by such Lender (with a copy to the Agent), the Borrower shall be obligated to pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction (computed commencing on the effective date of any event mentioned herein). Each Lender agrees to use its best efforts to give the Borrower and Agent notice of the occurrence of any event mentioned herein.

      9.7  Discretion of Lenders as to Manner of Funding.

            Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Revolving Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank market having a maturity corresponding to such Eurodollar Loan's Interest Period and bearing an interest rate equal to the Libor Rate for such Interest Period.

Section 10. Fees, Deposit Accounts

            (a) Borrower shall maintain with Agent, all of Borrower's primary operating deposit and disbursement accounts. Borrower may, as required by its business needs, maintain deposit and disbursement accounts in other financial institutions in locations not conveniently serviced by Agent; provided however Borrower shall cause all deposits in such accounts, to the extent not required for immediate disbursement, to be concentrated in its accounts with Agent. Borrower shall maintain sufficient demand deposit balances in its deposit accounts to cover the costs of all services provided by Agent to Borrower in connection with Borrower's accounts with Agent. In the event Borrower fails to maintain demand deposit balances sufficient to generate earnings credits to cover the cost of all services provided by Agent to Borrower in connection with the accounts, Agent shall be permitted to debit Borrower's deposit accounts for customary costs associated with such services. All such fees and costs shall accrue solely to the benefit of Agent and no Lender shall have an interest therein.

            (b) Borrower shall pay to Agent an unused line fee for the ratable benefit of Lenders as provided hereunder of
 .3125% per annum (computed on the basis of a year of 360 days for the actual number of days elapsed) of the amount by which the Credit Commitment exceeds the average daily amount of the Revolving Loans, payable quarterly in arrears, on the first day of each calendar quarter, commencing April 1, 1996.

Section 11. Books and Records.

            The books and records of the Agent shall be prima facie evidence of the amount of Borrower's Obligations from time to time outstanding and the dates and amounts of disbursements and payments with respect to each Revolving Loan.

Section 12. Mandatory Prepayment.

            If at any time, the aggregate outstanding principal amount of all Obligations exceeds the Borrowing Base, Borrower shall make a principal prepayment, in whole, or in part at least equal to the amount of the excess of the Obligations outstanding over the Borrowing Base.

Section 13. Conditions to Loans.

      13.1 Initial Revolving Loan. The making of the first Revolving Loan under this Agreement (the "Initial Revolving Loan") shall be subject, in addition to all other terms and conditions of this Agreement, to the satisfaction of the following conditions precedent at the times specified:

            (a)   Consents.  All consents, approvals and
authorizations required in connection with the execution, delivery or performance of this Agreement, shall have been obtained by the Borrower, and Borrower shall not have incurred or become subject to any liability as a result thereof.

            (b) Required Documents. There shall have been delivered to Lenders the following documents in form and substance satisfactory to Lenders, and there shall have been consummated or satisfied all of the transactions or conditions contemplated by each such document:

                  (i)  Agreement; Note.  Multiple copies of this
Agreement as requested by Lenders and one copy of each Lender's
Revolving Credit Note conforming to the requirements hereof all duly executed by the Borrower.

                  (ii)  Legal Opinion.  The legal opinion of
Borrower's counsel in form and substance satisfactory to Lenders and their counsel.

                  (iii)  UCC.  Evidence of the proper filing of
UCC-1 financing statements, perfecting a first lien (except as otherwise provided herein) and security interest in favor of Agent, as agent for the Lenders, in the Collateral.

                  (iv)  Officer's Certificate.  A certificate
executed by the Chief Executive Officer of Borrower, stating that to the best knowledge of such officer after diligent inquiry and investigation (A) no Default or Event of Default has occurred and is continuing, (B) no litigation, investigation or proceeding, or injunction, writ or restraining order of the type described in
Section 17(d) hereof is pending or threatened, and (C) each of the conditions precedent to the consummation of the Revolving Loans contemplated hereby has been met or satisfied.

                  (v)  Insurance Policies and Endorsements.
Copies of policies of insurance required hereby together with lender's loss payable endorsements on Agent's required form, duly executed.

                  (vi)  Articles and Bylaws.  A copy of (A)
Borrower's Amended and Restated Certificate of Incorporation, certified by the Secretary of State of Delaware as of a date not more than 20 days prior to the date hereof, and (B) copies of the amended and restated bylaws, and any amendments thereto, of Borrower certified by the corporate secretary.

                  (vii)  Good Standing Certificates.  Good
Standing Certificates for Borrower in Delaware and in each other state in which Borrower has an office, keeps Collateral, or otherwise where the failure of Borrower to be qualified to transact business as a foreign corporation would have a material adverse impact on Borrower.

                  (viii)  Board Resolutions.  Certified copies of
resolutions of the board of directors of Borrower authorizing the execution and delivery of and the consummation of the transactions contemplated by this Agreement, and all other
Instruments.

                  (ix)  Incumbency Certificates.  Incumbency
certificates with respect to the officers of Borrower executing this Agreement, the Instruments and the Revolving Credit Notes.

                  (x)  Borrowing Base Certificate.  A Borrowing
Base Certificate reflecting information regarding the Collateral as of the date of the requested Initial Revolving Loan, accompanied by such copies or such documents, schedules, computations and certificates as reasonably requested by Agent as specified in Section 3 of this Agreement.

                  (xi) Subordination Agreements. Subordination agreements, if any, in form and substance satisfactory to Lenders, with respect to any Liabilities of Borrower (other than trade payables in the normal course of business).

                  (xii) Agency Agreement. An Agency Agreement establishing an Authorized Representative at each of Borrower's business locations as Agent's and Lenders' agent to perfect Agent's and Lenders' lien on Collateral coming into Borrower's possession.

                  (xiii)  Accountants' Letter.  A letter to
Borrower's independent certified public accountants advising them of Agent's and Lenders' reliance on future financial statements in accordance with Section 17(a) hereof.

                  (xiv)  Fees, Costs and Expenses.  Each Lender
shall have received all fees, costs and expenses due and payable pursuant to Sections 10 and 15 of this Agreement.

                  (xv)  Consents.  Evidence of all consents
required to consummate the transactions contemplated by this Agreement.

      13.2 Conditions to Revolving Loans. Subject to the terms of this Agreement, the making of each Revolving Loan shall be subject to the satisfaction of the following conditions precedent:

            (a) No Event of Default shall have occurred and be continuing;

            (b)   Agent shall have received a Borrowing Base
Certificate reflecting then current information regarding the Collateral accompanied by such copies of such documents, schedules, computations, and calculations as reasonably requested by Agent as specified in Section 3 of this Agreement; and

            (c) All representations and warranties of Borrower shall be true and correct as of the date of the making of the request for a Revolving Loan as if made on such date.

Section 14. Security for Obligations.

            To secure payment when due (at maturity, by acceleration, or otherwise) of Borrower's Obligations, Borrower hereby grants to Agent, as agent for Lenders, a continuing first priority lien and security interest in and to all assets of the Borrower now existing or owned or hereafter arising or acquired, including (a) all of Borrower's right, title and interest in and to any and all Contracts, all Related Security and all monies or rights to monies due and payable thereunder or with respect thereto; (b) all personal property or Borrower's interest therein which from time to time is subject to any Contract or is otherwise now owned or hereafter acquired by Borrower (or a security interest therein held by Borrower), together with all attachments, accessories, replacements, substitutions, accessions, products and proceeds thereto, therefor, or thereof;
(c) all of Borrower's now owned or existing or hereafter arising or acquired accounts, accounts receivable, contract rights, general intangibles (including without limitation, license rights, insurance proceeds, royalties, choses in action, patents, trademarks, trade names, and tax refunds), chattel paper, deposit accounts, records, customer lists, instruments, documents, notes, computer software, firmware, disks and tapes representing any of the foregoing, inventory, machinery, equipment or fixtures and all proceeds and products of any of the foregoing; and (d) all policies of insurance with respect to any of the foregoing and all rights to receive payments or proceeds under any such policies of insurance or otherwise with respect to any damage, destruction or loss of any of the foregoing (all of which property above described in this Section is herein referred to collec- tively as "Collateral").

            Borrower will pay all filing, recording, search and other expenses incurred by Agent with respect to perfection of Agent's security interest under this Agreement and the confirmation of the priority of Agent's security interest in the Collateral. Borrower will execute and deliver such financing statements and further documents and instruments, and do such further acts and things as Agent may reasonably request in order to fully effect the purposes of this Agreement and Agent's rights and Security Interest in the Collateral. Notwithstanding anything to the contrary contained herein, absent the occurrence of an Event of Default by Borrower, Borrower shall not be required to deliver to Agent physical possession of the Contracts or record assignments of underlying liens, title documents or mortgages securing the obligations of a related Obligor under a Contract; provided, however, Borrower shall affix a legend to all Contracts as follows: "First Merchants Acceptance Corporation ("FMAC") has collaterally assigned its rights in this Retail Installment Contract to LaSalle National Bank ("LaSalle") as agent for itself and certain other senior lenders. The interest of LaSalle shall terminate upon FMAC's full payment of all amounts due to LaSalle." Agent shall appoint an Authorized Representative acceptable to Agent for each business location of Borrower to act as Agent's agent for purposes of perfecting Agent's lien on the Collateral in Borrower's possession ("Collateral Agent") and Borrower agrees to fully cooperate with such designated agent.

            The Borrower hereby expressly agrees that, anything herein to the contrary notwithstanding, it shall observe and perform all of the conditions and obligations to be observed and performed by the Borrower under each Contract agreement, interest or obligation constituting Collateral hereunder, all in accordance with and pursuant to the terms and provisions thereof.

The exercise by the Agent of any of the rights assigned hereunder shall not release the Borrower from any of its duties or obligations under any such Contract, agreement, interest or obligation. The Agent shall not have any duty, responsibility, obligation or liability under any such Contract, agreement, interest or obligation by reason of or arising out of the assignment thereof to the Agent or the granting to the Agent of a Security Interest therein or the receipt by the Agent of any payment relating to any such Contract, agreement, interest or obligation pursuant hereto, nor shall the Agent be required or obligated by virtue of the grant of the Security Interest to the Agent in any manner to perform or fulfill any of the obligations of the Borrower thereunder or pursuant thereto, or to make any payment, or to make any inquiry as to the nature or sufficiency of any payment received by it or the sufficiency of any performance of any party under any such Contract, agreement, interest or obligation, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it, in which it may have been granted a Security Interest or to which it may be entitled at any time or times.

Section 15. Agent's and Lender's Closing and Administrative Costs and Expenses.

            (a) Borrower shall pay Agent for all expenses and fees paid or incurred in connection with the documentation, negotiation, closing, administration, and enforcement of this Agreement and Borrower's Obligations, including, without limitation, search fees and expenses, certification costs, expedited mail charges, filing and recording fees and the reasonable fees and expenses of the Agent's attorneys and paralegals, whether such fees and expenses are incurred prior to or after the date hereof.

            (b) Borrower shall further reimburse Agent and Lenders, on written demand, for all costs, fees and expenses incurred by Agent or Lenders, or their agents or employees with respect to any collateral or other audits performed in the administration of this Agreement. Absent the occurrence of an Event of Default, Borrower's Obligation to reimburse Agent and Lenders under this Section 15(b) shall be limited to costs, fees and expenses for the two (2) agreed upon procedures examinations per calendar year by Ernst & Young (or other certified public accountants satisfactory to the Lenders), as set forth in Section 17(a)(x) of this Agreement.

Section  Representations and Warranties.

            To induce Lenders to enter into this Agreement and to make loans and advances hereunder, Borrower represents and warrants to Lenders as follows which representations and warranties shall be true from the time of Borrower's execution of this Agreement until all Obligations have been repaid in full:

            (a) Organization of Borrower. Borrower is a corporation validly organized and existing and in good standing under the laws of the State of Delaware, and is and will be duly qualified to do business and in good standing as a foreign corporation in each jurisdiction where the nature of its business or property require it to be qualified, except where the absence of such qualification would not materially adversely affect the financial condition, operations or business of Borrower or materially impair the ability of Borrower to perform any of its obligations under this Agreement or any Instrument executed pursuant hereto. Borrower has full corporate power and authority to own its property and conduct its business substantially as presently conducted by it. Borrower has full corporate power and authority to enter into and to perform its obligations under this Agreement and each Instrument executed pursuant hereto and to obtain loans and advances hereunder.

            (b) Due Authorization. The execution and delivery by Borrower of this Agreement and each Instrument executed pursuant hereto and the performance by Borrower of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action, do not require Borrower to obtain any approval or consent of any governmental agency or authority, do not and will not conflict with, result in any violation of, or constitute any default under, any provision of the Organizational Documents of Borrower or any agreement or other Instrument binding upon or applicable to it (other than any agreement or other Instrument with respect to which a waiver has been obtained), or any present law or governmental regulation or court decree or order applicable to it and will not result in or require the creation or imposition of any Security Interest in any of its properties pursuant to the provisions of any present agreement or other Instrument binding upon or applicable to it other than under this Agreement.

            (c) Validity of This Agreement. This Agreement is, and each Instrument executed pursuant hereto will, on the due execution and delivery thereof, be the legal, valid and binding obligation of Borrower enforceable in accordance with its terms, except as may be limited by bankruptcy and moratorium laws and all other similar laws affecting the rights of creditors generally and the application of general principles of equity and to the extent that specific performance and other equitable remedies may be granted or denied in a court's discretion.

            (d) Absence of Default. Borrower is not in default in the payment of any Indebtedness or under any law or governmental regulation or court decrees or order.

            (e) Litigation. No litigation, arbitration or governmental investigation or proceeding is pending or, to the knowledge of Borrower, threatened against Borrower or any of its properties which, if adversely determined, would materially adversely affect the financial condition, operations or business of Borrower or impair the ability of Borrower to perform any of its obligations under this Agreement or any Instrument executed pursuant hereto.

            (f)   Regulation U.  Borrower is not engaged
principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock, and none of the assets of Borrower consist of margin stock. Terms to which meanings are ascribed in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefor, as from time to time in effect, are used in this subsection with such meanings.

            (g) Employee Benefit Plans. Each employee benefit plan ("Plan") now or hereafter maintained by Borrower will comply in all material respects with all applicable requirements of law and regulations; no "Reportable Event", such term being used herein with the meaning ascribed to it in the Employee Retirement Income Security Act of 1974, as amended (herein called "ERISA"), will have occurred with respect to any Plan; and Borrower will not have withdrawn from any Plan or initiated steps to do so, and no steps will have been taken to terminate any Plan.

            (h) Good Title and Absence of Liens. Borrower is, and covenants to remain, the owner of its assets, free and clear of all liens, encumbrances and security interests, except for Permitted Liens.

            (i) Licenses, Compliance with Laws. Borrower has or prior to the Initial Revolving Loan will have been issued all required material federal, state and local licenses, certificates or permits relating to Borrower and its facilities, businesses, assets, property, leaseholds and equipment and is in substantial compliance with all applicable federal, state and local laws, rules and regulations the failure to comply with would be reasonably likely to have a material adverse effect on the financial condition, operations, assets, business, properties or prospects of the Borrower.

            (j) Impairment of Contract Collateral. Borrower has no knowledge of any material default as to any Eligible
Contract by any party, nor of anything which would impair the value of any Eligible Contract.

            (k) Validity of Contracts. To the best knowledge of Borrower after reasonable inquiry, each Eligible Contract (i) is free of any dispute, counterclaim, offset or defense (including, without limitation, the material breach of (w) any warranty by the Dealer of the goods covered by such Contract or
(x) any service contract, extended service warranty or like agreement by such Dealer) of the Obligor or such other person or entity as may have guaranteed or secured the obligations of the Obligor (except for (y) the insolvency of such Obligor or such other person or entity as may have guaranteed or secured the obligations of the Obligor and (z) the right of an Obligor to receive a rebate of any unearned finance charge in the event of payment in full prior to maturity); (ii) does not contravene any laws, rules or regulations applicable thereto and no party thereto has at any time violated any such laws, rules or regulations with respect thereto; (iii) is free and clear of all adverse claims, except for (x) the interest of the Obligor in the goods sold pursuant to such Contract, (y) the security interests created in favor of such Dealer and the Borrower, and (z) mechanics' or similar statutory liens subordinate to such security interests resulting from actions of the Obligor; (iv) grants to the respective Dealer and assigns to the Borrower a valid, enforceable and perfected first priority security interest in and to such Contract and such Related Security which is free and clear of any adverse claims subject to the exceptions stated in clause (iii) above; (v) no effective financing statement, lien notation on any certificate of title or other instrument similar in effect covering all or any part of such Contract or Related Security, which would give the Person filing, named on or entitled to the benefit of such statement or instrument priority senior to or pari passu with the Borrower, is on file in any recording office or is otherwise effective except such as may be filed in favor of the Dealer or the Borrower and collaterally assigned to the Agent in accordance with this Agreement; (vi) requires the Borrower to be named as loss payee or beneficiary (as may be applicable) under any insurance policy with respect to such Contract, and entitles the Borrower to the benefits of such insurance policy; (vii) if such Contract and Related Security with respect thereto relate to a motor vehicle, including any equipment sold and financed in connection therewith, such motor vehicle, including any equipment sold and financed in connection therewith, is to the extent required under applicable law duly registered and licensed and is the subject of a certificate of title issued in the name of the Obligor which indicates a security interest therein held by the Borrower, in the appropriate form and in compliance with all appropriate procedures as may be necessary under applicable law to cause a perfected and first priority security interest to exist in favor of the Borrower to secure the obligations of such Obligor under such Contract; (viii) if purchased from a Dealer from which the Borrower has purchased five (5) or more Contracts, was validly assigned to the Borrower by a Dealer in connection with a Dealer Agreement in substantially the form of one of the forms set forth in Exhibit G and Dealer Assignment in substantially one of the forms of assignment contained in Exhibit H or appearing at the bottom of the second page of each of the forms of Contract contained in Exhibit B (x) constituting a legal, valid and binding obligation of such Dealer enforceable against such Dealer in accordance with its terms, (y) pursuant to which the Borrower has taken all action necessary so as to perfect a valid, enforceable first priority security interest therein in favor of the Borrower under the Uniform Commercial Code as adopted in the applicable state, free and clear of all adverse claims, and (z) pursuant to which the Borrower is in physical possession of such Contract and all writings comprising such Related Security; and
(ix) each of the representations and warranties from the Dealer to the Borrower with respect to such Contract under the Dealer Assignment related thereto are true and correct, excluding, however, the warranty that (x) all statements respecting such Obligor and other Persons contained in or accompanying such Obligor's application for credit in connection with such Contract, are true and correct, and (y) the Dealer has complied and will comply with all requirements of applicable law with respect to all insurance (other than credit life, disability, accident and health insurance) for which a charge is shown in such Contract, including the furnishing to the Obligor of policies, certificates or statements of such insurance, and all such insurance was, at the time that such Obligor took possession of the Goods, and remains in full force and effect.

            (l) Obligors' Duties to Make Payments. Each Eligible Contract shall impose upon the related Obligor thereunder a duty to make all periodic payments set forth therein, which duty shall be absolute and unconditional, and to the best knowledge of Borrower shall not be, nor be claimed to be, subject to any setoffs, claims, defenses or rights of counterclaim against Agent or Lenders.

            (m)   Accuracy of Information.  All written
information heretofore or contemporaneously furnished by or on behalf of Borrower to Agent or Lenders for purposes of or in connection with this Agreement and such other such written information hereafter furnished by or on behalf of Borrower to Agent or Lenders will be, true and accurate in every material respect on the date as of which such information is dated or certified and when taken in its entirety is not incomplete by omitting to state any material fact necessary to make such information not misleading.

            (n) Chief Executive Office. The chief executive office and principal place of business of the Borrower is located at 570 Lake Cook Road, Suite 126, Deerfield, Illinois 60015. Except as set forth on Exhibit E hereto, Borrower has no other places of business. The Borrower will not change its chief executive office and principal place of business or open any additional places of business within the United States of America without fifteen (15) days prior written notice to Agent and will not open any additional places of business outside the United States of America, except for offices located in Canada which Agent has received thirty (30) days prior written notice from Borrower. Borrower will take all steps required to perfect and maintain perfected a first and senior lien and security interest in favor of Agent on the Collateral, including Collateral located in Canada.

            (o) Solvency. Immediately prior to the issuance of the Revolving Credit Notes and after giving effect thereto, the value of Borrower's assets including equity is greater than the amount required to pay its total liabilities, and Borrower is able to pay its debts as they mature. Borrower will maintain such solvent financial condition, giving effect to the Obligations, as long as Borrower is obligated to Lenders under this Agreement or in any other manner whatsoever. Borrower has sufficient capital to carry on its business and transactions as now conducted.

            (p) Offices, FTC; Warranties. The Borrower agrees that it will operate each of its offices as a licensed location in any jurisdiction requiring such license in conformity with all such licensing and other laws applicable to the purchase of Contracts, including Motor Vehicle Retail Installment Sales Acts, Sales Finance Agency Acts, or any other law regulating the business of acquiring Contracts from Dealers. To the extent the Borrower does not have a license for each location, it will immediately procure a license or advise the Lenders of the reason that it is exempt from such licensing requirement or that no such licensing requirement exists in the jurisdiction of such location.

            The Borrower is familiar with the Federal Trade
Commission's used car rule and has ensured that, to it best knowledge after due inquiry, its Dealers are in compliance with such rule.

            Each Contract has been originated by a Dealer pursuant to an agreement that is enforceable in accordance with its terms against such Dealer; and, with respect to any Dealer from which the Borrower has purchased five or more Contracts, such agreement is a Dealer Agreement. To the extent that the Borrower allows Dealers to finance so-called "extended warranty plans," the Borrower will (i) ensure that such plans are in substantial compliance with all applicable consumer credit laws, including any and all special insurance laws relating thereto and
(ii) ensure that such plans are underwritten by (x) a major automobile manufacturer, or an Affiliate thereof, or (y) a reputable and financially sound insurance company.

            (q) Absence of Default. The Borrower is not in default with respect to any Liabilities.

            (r) Financial Information. Each of (a) the audited balance sheet of the Borrower as at May 31, 1995, and the related audited statements of earnings and cash flow of the Borrower for the Fiscal Year then ended and (b) the unaudited balance sheet of the Borrower as at November 30, 1995, and the related unaudited statements of earnings and cash flow of the Borrower for the fiscal quarter then ended, together with applicable footnotes and subject to year-end adjustment, copies of each of which have been furnished to the Agent and each Lender, have been prepared in accordance with generally accepted accounting principles consistently applied, and present fairly in the consolidated financial condition of the Borrower as at the dates thereof and the results of their operations for the periods then ended.

            (s)   No Material Adverse Change.  Since November 30,
1995, there has been no material adverse change in the financial condition, operations, assets, business, properties or prospects of the Borrower.

Section 17. Affirmative Covenants.

            Borrower covenants and agrees with Lenders that, until all of the Obligations shall have been paid and performed in full:

            (a) Financial Information. Borrower will furnish, or will cause to be furnished, to Agent and Lenders copies of the following financial statements, reports and information, all of which shall be prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved and shall present fairly the financial condition of Borrower as at the dates thereof and the results of its operations for the periods then ended.

                  (i) promptly when available and in any event within 45 days after the close of each fiscal quarter of each Fiscal Year, a Quarterly Compliance Certificate substantially in the form of Exhibit D to this Agreement;

                  (ii) promptly when available and in any event within forty- five (45) days after the close of each fiscal quarter, consolidated and consolidating balance sheets as of the close of such quarter and consolidated and consolidating statements of income and cash flow for such quarter and for the period commencing at the end of the previous Fiscal Year and ending with the close of such quarter, and comparisons of such consolidated balance sheets and statements of income against the projections previously provided to Lenders, all in such form as will be acceptable to Lenders, certified by the Authorized Representative as having been prepared as specified in (a) above, subject to the absence of footnotes and year-end adjustments;

                  (iii) promptly when available and in any event within 90 days after the close of each Fiscal Year, audited consolidated and Borrower prepared consolidating financial statements consisting of at least consolidated and consolidating balance sheets at the close of that Fiscal Year and statements of income and cash flow for that Fiscal Year, together with an unqualified opinion and report of Deloitte & Touche or such other independent public accountants of recognized standing selected by Borrower and acceptable to Lenders (which acceptance shall not be unreasonably withheld); and a written statement of those accountants that they have examined such provisions of this Agreement as are appropriate to the normal scope of their audit and have not become aware, in the normal scope of their audit, of any default in the performance by Borrower of any obligations to be performed by it pursuant to this Agreement, except such, if any, as may be disclosed in such statement.

                   (iv) promptly upon receipt thereof, copies of all detailed financial and management reports submitted to Borrower by independent public accountants in connection with any audit or review by such accountants of the books and records of Borrower (including, without limitation, in the normal scope of any audit or review for purposes of certifying any annual or interim financial statements of Borrower);

                  (v) quarterly, a Loss Reserve summary report based upon end of quarter balances, including separate information with respect to Contracts in the Securitized Portfolio and Off Balance Sheet Securitized Portfolio, together with a static pool charge off analysis substantially in the form of Exhibit I hereto covering both the Contracts owned by Borrower and Contracts in the Securitized Portfolio and Off Balance Sheet Securitized Portfolio, both of which shall be delivered to Agent within forty-five (45) days of the end of each fiscal quarter of Borrower;

                  (vi) monthly, a summary aging of all Contracts (including a separate aging for all Contracts in the Securitized Portfolio and Off Balance Sheet Securitized Portfolio) as of the end of such calendar month, together with a Borrowing Base Certificate and required supporting reconciliations and schedules (made as of the last day of each respective month), both of which shall be delivered to Agent not later than the 15th day of the next succeeding month;

                  (vii)  promptly when available, and in any
event not later than thirty (30) days after the commencement of each Fiscal Year, annual projections, by month, of revenue, expenses, and income consisting of at least projections of income statement items and balance sheet presentation for the next Fiscal Year containing such information and in form reasonably acceptable to Agent and Lenders;

                  (viii)  quarterly, financial performance
reports for each location of Borrower, reflecting actual versus projected performance in profit, volume, yield, Loss Reserves (including average dealer holdbacks for such quarter), and ancillary service penetration, together with trend reports covering each location of Borrower, reflecting account activity, volume, delinquency, repossessions and chargeoffs, both of which shall be in form reasonably acceptable to Agent and Lenders and delivered to Agent within 45 days of the end of each fiscal quarter of Borrower;

                  (ix)  promptly after the sending or filing
thereof, copies of all reports which the Borrower sends to any of its securityholders, and all reports and registration statements which the Borrower files with the U.S. Securities and Exchange Commission or any national securities exchange;

                  (x)  as soon as available and in any event
within 60 days after each February 28 and August 31, a report from Ernst & Young (or other independent certified accountants satisfactory to the Lenders), the reasonable fees and expenses of which will be agreed to annually by the Borrower and the Lenders and the cost of which shall be the sole responsibility of the Borrower, describing, in a form and level of detail reasonably acceptable to the Lenders matters relating to the Collateral and such other matters as the Lenders may reasonably request;

                    promptly after the effectiveness thereof, any material amendment, supplement or other modification of (i) the Operations Manual of the Borrower from the form thereof previously distributed to the Lenders, or (ii) the Borrower's accounting policies regarding its Contracts; and

                  (xii)  such other information with respect to
the financial condition and operations of Borrower as Agent or Lenders may from time to time reasonably request.

            (b) Taxes. All assessments and taxes, whether real, personal or otherwise, due or payable by, or imposed, levied or assessed against, Borrower or any of its property (exclusive of any tax or assessment against real property leased by Borrower), have been paid, and shall hereafter be paid in full, before delinquency, and to the best of Borrower's knowledge, all assessments and taxes due or payable by, or imposed, levied or assessed against any real property leased by Borrower have been paid, and shall hereafter be paid in full, before delinquency. Borrower shall make due and timely payment or deposit of all federal, state and local taxes, assessments or contributions required of it by law. Nothing herein contained shall preclude Borrower from contesting, in good faith and by appropriate proceedings, the imposition of any assessments or taxes and to withhold payment of such contested amounts pending the resolution of such proceedings provided that Borrower maintains adequate reserves therefore and the failure to pay such taxes or assessments will not result in the imposition of a lien not permitted hereunder.

            (c) Insurance. Borrower will maintain or cause to be maintained with responsible insurance companies insurance with respect to the Collateral, its properties and business, including personal or real property which secures the obligations of a related Obligor under any Eligible Contract, against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses, and will furnish to Agent prior to the Initial Revolving Loan and upon request by Agent, at reasonable intervals thereafter, a certificate of an Authorized Officer, as well as independent evidence of such coverage, setting forth the nature and extent of all insurance policies maintained by Borrower or Obligors in accordance with this subsection; which insurance policies (other than policies maintained by Obligors as required by the Contracts) shall, by endorsement, name Agent as lender's loss payee to the extent of Agent's interest therein; provided, that the policies will not be invalidated as against Agent because of any violation of a condition or warranty of the policy or application therefor by Borrower (other than a failure to pay premiums at the inception thereof); and provided that the policies may be materially altered or cancelled by the insurer only after 30 days' prior written notice to Agent. After the occurrence of an Event of Default, Borrower hereby appoints Agent as attorney for Borrower to prove and adjust any losses and to endorse any loss drafts in connection with such policies. Borrower hereby assigns to Agent all sums which may become payable under such insurance, including returned premiums and dividends as additional security hereunder; and Borrower shall give immediate written notice to Agent and to the insurers of any significant loss or damage to the Collateral and shall promptly file proofs of loss with such insurers.

            (d)   Notice of Default, Litigation and ERISA.
Borrower will immediately give written notice to Agent of:

                  (i) the occurrence of any Default or Event of Default;

                  (ii)  any litigation, arbitration or
governmental in- vestigation or proceeding not previously disclosed in writing by Borrower to Agent and Lenders which has been instituted or, to the knowledge of Borrower, is threatened against Borrower or any of its properties which, if adversely determined, would materially adversely affect the financial condition, operation or business of Borrower or impair the ability of Borrower to perform any of its obligations under this Agreement or any Instrument executed pursuant hereto; and

                  (iii)  the occurrence of any Reportable Event
under, or the institution of steps by Borrower to withdraw from, or the institution of any steps to terminate, any Plan.

            (e) Performance of Obligations. Borrower will perform promptly and faithfully all of its obligations under the Revolving Credit Notes and each other Instrument executed pursuant hereto.

            (f) Books and Records, Audits. Borrower will in all material respects keep books and records reflecting all of its business affairs and transactions in accordance with generally accepted accounting principles and permit Agent and Lenders (or any of their employees or agents) at reasonable times and intervals, to visit all of its offices, conduct examinations and audits of Borrower's books and records and the Collateral, discuss Borrower's financial matters with Borrower's officers and independent accountants (and hereby authorizes such independent accountants to discuss Borrower's financial matters with Agent and Lenders and their representatives) and examine any of its other corporate records. Such books and records shall be maintained at Borrower's principal place of business set forth herein.

            (g) Plans. Borrower will maintain each employee benefit plan, if any, in compliance in all material respects with all requirements of the Plan and any applicable laws and regulations.

            (h)   Performance of Contract Duties, Defense of
Collateral. Borrower warrants that it has performed and covenants and agrees that it will continue to perform in all material respects its duties and obligations under each Contract.

Borrower covenants to defend the Collateral from any liens, claims, encumbrances and security interests other than Permitted
Liens.

            (i) Provision for Reserves for Credit Losses. Borrower shall maintain on a consolidated basis, Reserves for Credit Losses as a percentage of the sum of Net Receivables and Securitized Portfolio in an amount of not less than four and one half percent (4.50%) of the sum of Net Receivables and Securitized Portfolio.

            (j) Possessory Perfection in Contract Collateral. Upon request by Agent after the occurrence of an Event of Default, Borrower will deliver to Agent with respect to each item of Collateral which constitutes a Contract, the single, signed counterpart which constitutes the original thereof of each document of which each such Contract is comprised, together with all related instruments, including, without limitation, vehicle titles, duly assigned to Agent. Borrower covenants that Borrower will prominently stamp or mark each original Contract with the legend set forth in Section 14 above.

            (k) Compliance with Laws. Borrower shall comply fully with all material statutes, rules and regulations applicable to Borrower and its business, including without limitation, all applicable statutes, rules and regulations relating to Borrower's business as a consumer finance company.

            (l) Tennessee UCC. Borrower shall, so long as it shall have an office or offices in Tennessee, maintain a validly filed UCC financing statement with the State of Tennessee which lists as "maximum principal indebtedness for Tennessee recording tax purposes" an amount which equals or exceeds the Revolving Loan amount generated by Borrower's Tennessee offices and Borrower shall pay all recording taxes required with respect to such UCC financing statement. In the event Borrower shall now or hereafter have an office in any other jurisdiction which requires the payment of any tax or fee in connection with the perfection of Agent's lien on the Collateral or the Obligations, Borrower shall pay all fees or taxes required thereby.

            (m)   Collateral Agent.  Borrower shall make
available an Authorized Representative at all times to serve as Collateral Agent in accordance with Section 14 of this Agreement.

            (n) Required Reserve. Until the Notes are repaid in full, Borrower shall maintain on deposit with a Lender, a sum equal to one quarterly interest payment due under the Indenture calculated as if the "Default Rate" (as defined in the Indenture) were in effect, which deposit may be invested in Permitted Investments; provided, however, if such Permitted Investment is in the form of an obligation of the United States government or any agency thereof or an obligation guaranteed by the United States government, such Permitted Investment may be on deposit with a Person other than a Lender, so long as such Person has no lien or right of offset against such Permitted Investment and Borrower advises Agent in writing of the type, amount, maturity and location of such Permitted Investment. Borrower shall utilize such monies solely for the purpose of making the next quarterly payment of interest due under the Notes subsequent to the occurrence of an Event of Default under this Agreement or the Indenture.

 Section 18. Negative Covenants.

            Borrower covenants and agrees with Lenders that until all of the Obligations shall have been paid and performed in full:

            (a) Business Activities. Except for related specialized consumer lending businesses as to which Agent has received written notice no less than thirty (30) days prior to Borrower's commencement thereof, consisting of home equity lending, direct consumer auto lending and direct consumer lending, Borrower will not engage in any business which would represent any substantial change from Borrower's existing business.

            (b) Liabilities. Borrower will not create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Liabilities without the prior written consent of Lenders other than:

                  (i)  Liabilities in respect of the Revolving
Credit Notes and other Obligations;

                  (ii)  Liabilities in respect of taxes,
assessments, governmental charges or levies and claims of any kind to the extent that payment thereof shall not at the time be required to be made in accordance with the provisions of Section
17(b);

                  (iii)  Subordinated Indebtedness due to
Noteholders up to the aggregate principal sum of $14,375,000, plus all fees and expenses payable by Borrower under the Indenture;

                  (iv)  Liabilities incurred in connection with
Capital Expenditures permitted under this Agreement;

                  (v) Liabilities to trade creditors, dealers, employees or other Persons in the ordinary course of Borrower's business; or

                  (vi) Liabilities incurred in connection with a Permitted Securitization Transaction.

            (c) Security Interests. Borrower will not create, incur, assume, or suffer to exist any Security Interest upon any of its property or assets, whether now owned or hereafter acquired, except:

                  (i)  the Security Interest granted by this
Agreement;

                  (ii) inchoate liens for taxes, assessments or other governmental charges or levies not at the time delinquent;

                  (iii) judgment liens junior and subordinate to the Security Interest of this Agreement, which have been in existence less than 30 days after the entry thereof or with respect to which execution has been stayed;

                  (iv)  other liens on specific equipment in
connection with the financing of Capital Expenditures permitted hereunder; and

                  (v) the sale of Contracts and related property in connection with a Permitted Securitization Transaction.

All of the foregoing are hereinafter referred to as  "Permitted
Liens".

            (d) Investment. Borrower will not, without the prior written consent of Lenders make, incur, assume or suffer to exist any Investment in any other Person, except Cash Equivalent Investments and in connection with the Existing Securitization Transaction.

            (e) Sale, Transfer or Encumbrance of Assets. Borrower will not without the prior written consent of Lenders, sell, lease, pledge, encumber, grant a security interest in (other than (i) to Agent, or (ii) Permitted Liens), or otherwise dispose of, move, relocate, or transfer, whether by sale or otherwise, any of Borrower's assets, except for the movement of assets in the ordinary course of business to locations disclosed in advance to Agent and where Borrower has executed and tendered to Agent appropriate UCC-1 financing statements for filing or taken other steps required to enable Agent to perfect its lien and the sale of Contracts and related Property in connection with a Permitted Securitization Transaction.

            (f) Distributions, Issuance of Stock, Management Fees. Borrower will not purchase, redeem or retire any of its capital stock of any class, or any options or warrants whether now or hereafter outstanding (other than (i) redemption of shares held by employees upon their death or disability where the funding of such redemption is provided to the extent required in excess of the sum of $100,000, by the proceeds of life or disability insurance, or (ii) other redemptions, and in either such case where such redemption would not cause an Event of Default), pay any management fees, pay any dividends or distributions in cash, stock or other securities or property or, issue any stock or other securities; provided that the Borrower may (1) redeem shares held by Mitchell C. Kahn and Brian Hausmann upon their respective deaths to the extent that (x) in the case of Mr. Kahn, the purchase price therefor up to $2,000,000 is funded by the proceeds of life insurance and the purchase price therefor in excess of $2,000,000 is in the form of a promissory note subordinated to the Obligations on terms (including as to term, amortization, interest rate, acceleration, covenants and subordination provisions) satisfactory to the Lenders in their reasonable discretion (such a subordinated note being a "Redemption Note"), and (y) in the case of Mr. Hausmann, the purchase price therefor up to $750,000 is funded by the proceeds of life insurance and the purchase price therefor in excess of $750,000 is in the form of a Redemption Note, or (2) pay dividends or distributions in any Fiscal year up to the lesser of $4,000,000 or twenty-five percent (25%) of Net Income.

            (g) Transactions with Affiliates. Borrower shall not enter into any transaction with, any Affiliate, except in the ordinary course of business and upon fair and reasonable terms which are no less favorable to Borrower than would obtain in a comparable arm's length transaction with a Person not an Affiliate and except in connection with a Permitted Securitization Transaction.

            (h) Loan and Advances. Borrower will not make any loans to any Person; guarantee any debt or other obligation of any other Person; or advance to any employee, customer or other Person any funds other than (i) loans in the ordinary course of Borrower's business as a finance company, or (ii) existing and future loans to members of Borrower's senior management for the purchase of capital stock of Borrower up to an aggregate principal sum of $250,000, (iii) other loans and advances and miscellaneous investments which do not exceed $150,000 in the aggregate during the term of this Agreement, or (iv) obligations incurred by Borrower in connection with a Permitted Securitization Transaction.

            (i) Consolidation, Merger, Sale or Pledge of Assets. Except for the sale of Contracts and related property in connection with a Permitted Securitization Transaction, Borrower will not, without the prior written consent of Lenders, consolidate with, combine with, acquire or merge into or with any other Person, suffer or permit a Change in Control, or purchase or otherwise acquire any other Person or all or substantially all of the assets of any Person (or any division thereof) or sell, transfer, lease, mortgage or otherwise pledge or dispose of all or any substantial part of its assets to any Person; provided, however, Borrower may make Bulk Purchases of Contracts for an aggregate purchase price not exceeding $500,000 per year so long as the Contracts being purchased were underwritten substantially in accordance with the underwriting policy, procedure and standards set forth in Borrower's existing Operations Manual in the form previously provided to Lenders.

            (j) Inconsistent Financing Statements. Borrower will not file, nor allow to remain on file, and unreleased, any financing statement or other document which perfects or purports to perfect any Security Interest in favor of any other Person which is inconsistent with subsection (c) of this Section.

            (k) Modification of Contract Terms. Borrower will not modify the terms of any Contract which is at that time reflected in the Borrowing Base so as to render a Contract not otherwise eligible into an Eligible Contract, without the prior written consent of Lenders.

            (l)   Capital Expenditures.  Borrower shall not make
Capital Expenditures which, in the aggregate, exceed the sum of $2,000,000 in any Fiscal Year.

            (m) Leverage Ratio. Borrower shall not permit its Leverage Ratio to exceed 3.50 to 1.0.

            (n) Delinquent Accounts. Borrower will not suffer or permit the sum of aggregate Net Receivables (which for purposes of this covenant shall include Net Receivables under all Contracts in the Securitized Portfolio and Off Balance Sheet Securitized Portfolio) with payments more than sixty (60) days contractually past due to exceed three and one-quarter percent (3.25%) of Borrower's Net Receivables, Securitized Portfolio and Off Balance Sheet Securitized Portfolio.

            (o) Tangible Net Worth. Borrower shall not permit its consolidated Tangible Net Worth at any time to be less than $92,000,000, plus a sum equal to fifty percent (50%) of Borrower's cumulative Net Income (with no reduction for losses) earned from and after January 1, 1996.

            (p) Interest Coverage Ratio. Borrower shall not permit its Interest Coverage Ratio for the twelve (12) month period ending as of the last day of each fiscal quarter to be less than 1.50 to 1.0.

            (q) Subordinated Indebtedness. Borrower shall not make any payment on any Subordinated Indebtedness if a Default or an Event of Default exists or if such payment would create a Default or an Event of Default.

            (r) Modification of Certain Agreements. Borrower shall not consent to or enter into any amendment, supplement or other modification of (a) any term, provision or agreement contained in the Indenture, the Securitization Transaction Documents or any agreement governing or relating to any other material Liabilities, if such amendment, supplement or other modification would be materially adverse to Lenders, in their sole judgment; or (b) any material term or provision (i) contained in the Operations Manual of the Borrower from the form previously distributed to the Lenders, or (ii) of the Borrower's accounting policies regarding its Contracts.

            (s)   Total Liabilities to Tangible Equity Base.
Borrower shall not permit its Total Liabilities to Tangible
Equity Base to exceed 6.0 to 1.0 at any time.

Section 19. Events of Default.

            The occurrence of any of the following shall constitute an Event of Default hereunder:

            (a) Borrower defaults in the payment or prepayment when due of any of the Liabilities, including without limitation, any principal of the Revolving Credit Notes or any interest thereon, or of any fee hereunder;

            (b) Borrower defaults in the due performance and observance of any covenant or agreement contained in Section 18 of this Agreement herein, and fails to cure same within fourteen
(14) days of notice by Agent to Borrower;

            (c) Borrower defaults in the due performance and observance of any warranty, representation, covenant or agreement contained herein, other than as specified in (a) or (b) above, or in any Instrument, document or agreement executed pursuant hereto, and fails to cure same within 14 days of notice by Agent to Borrower, unless such breach is not capable of being cured within 14 days and Borrower is diligently pursuing a cure by appropriate means and effects such cure within 45 days of notice by Agent to Borrower of such breach.

            (d) an "Event of Default" (as defined in the Indenture) shall occur under the terms of the Indenture, or Borrower or any of its subsidiaries shall be in default of any term, covenant, obligation or condition under the Securitization Transaction Documents which has not been cured within the time provided therein, if any;

            (e) any default shall occur under the terms applicable to (i) any Liabilities of Borrower representing any borrowing or financing and the holder or holders, or an agent for such holder or holders thereof, shall then have accelerated any payment or the performance of any obligation due under, such Liabilities, or (ii) any Liabilities of Borrower under any other material agreement (which is not being contested by Borrower in good faith by appropriate proceedings) with respect to any purchase or lease by Borrower of goods or services, and the holder or holders, or an agent for such holder or holders thereof, shall then have accelerated any payment or the performance of any obligations due under, such Liabilities;

            (f) Borrower shall become insolvent or generally fail to pay, or admit in writing its inability to pay debts as they become due; or Borrower shall apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, or other custodian for Borrower or any of its property, or make a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian shall be appointed for Borrower or for a substantial part of its property and not be discharged within 30 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding shall be commenced against or in respect of Borrower as a debtor and, if not commenced by Borrower, be consented to or acquiesced in by Borrower or remain for 30 days undismissed; or Borrower shall take any action to authorize, or in furtherance of, any of the foregoing;

            (g) Any representation or warranty made by the Borrower herein, in any Instrument, or in any certificate or financial or other statement heretofore, or hereafter furnished by or on behalf of the Borrower, shall prove to be in any material respect false or misleading; provided, however, Borrower's failure to fully achieve its financial projections or operating plans shall not, in and of itself, deem any representation or warranty made in connection therewith, false or misleading;

            (h) Borrower shall suspend the transaction of business or is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs; or

            (i) Any Change in Control shall occur without the prior written consent of the Majority Lenders.

Section 20. Remedies.

            Upon the occurrence of an Event of Default described in Section 19(f) hereunder, the Commitments shall automatically terminate and the Obligations shall automatically be and become immediately due and payable, without notice or demand. Upon the occurrence of any Event of Default hereunder, Agent may, and shall, at the direction of the Majority Lenders, exercise any or all of the following remedies, in addition to those granted to Agent and Lenders under applicable law or the Uniform Commercial Code of Illinois and all other applicable jurisdictions where Collateral is located, which rights and remedies will be cumulative and not exclusive:

            (a) In the case of an Event of Default other than an Event of Default described in Section 19(f) of this Agreement, immediately, without notice to the Borrower, declare all or any part of the outstanding amount of the Revolving Credit Notes and any Obligations to be due and payable, whereupon the full unpaid amount of the Revolving Credit Notes and any and all other Obligations shall be and become immediately due and payable.

            (b)   Cease making Revolving Loans under this
Agreement and terminate this Agreement as to any future liabilities or obligations of Agent and Lenders, but without affecting Agent's and Lenders' rights or Borrower's Obligations.

            (c) Agent may exercise all rights and remedies under each Contract, lease, security agreement and other contract included among the Collateral as are afforded to the secured party thereunder or which are otherwise afforded to Borrower thereunder; Agent may, subject to the rights of Obligors, recover possession of any tangible personal property under any Contract, and require that same be assembled and delivered to a specific location; and Agent shall be entitled to a decree of specific performance to enforce the rights set forth in this subsection
(c).

            (d) Agent may notify each Obligor party to a Contract that the Contract has been assigned to Agent, that all payments are to be forwarded to Agent without set off or diminution of any kind, and that all correspondence is thereafter to be sent directly to the Agent. Furthermore Agent is authorized and directed by Borrower to collect and receive any and all revenues and other cash and noncash proceeds which constitute part of, or are derived from, the Collateral.

            (e)   Agent may sell all or any part of the
Collateral, free from any and all claims of Borrower, in one lot and as an entirety, or in separate lots, at public or private sale, for cash or credit, in its discretion. Upon any such public sale, Agent may bid for the property offered for sale or any part thereof and the proceeds of such sale, net of costs, shall be applied to any Obligations secured hereby as provided hereinafter. Any such sale shall be held or conducted in a commercially reasonable manner and at such place and at such time as Agent may specify, or as may be required by law. Without limiting the generality of the foregoing, Borrower expressly agrees in any such event that Agent, without demand of performance or other demand or notice of any kind (except the notice specified herein of time and place of public or private sale) to or upon Borrower or any other person (all and each of which demands and/or notices are hereby expressly waived), may forthwith collect, receive, appropriate and realize upon the Collateral or any part thereof. If any notification of intended disposition of any of the Collateral is required by law, such notification shall be deemed reasonable and properly given in accordance with Section 29 hereof five (5) days before such disposition.

At the request of Agent, Borrower shall promptly execute and deliver to Agent such instruments of title and other documents as Agent shall deem necessary or advisable to enable Agent to obtain possession of any portion or all of the Collateral, or to transfer the title to any portion or all of the Collateral, to any purchaser (including, without limitation, Agent) in connection with any sale.

Agent shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization and sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care, safekeeping or otherwise of any or all of the Collateral or in any way relating to the rights of Agent hereunder, including reasonable attorney's fees and legal expenses, to the payment in whole or in part of the Obligations hereunder, in such order as Agent may elect, and only after so applying such net proceeds, after payment in full of the Obligations hereunder, shall apply the surplus, if any, to Borrower or whomsoever may be lawfully entitled to receive the same. Borrower hereby waives presentment, demand and protest (to the extent permitted by applicable law) of any kind in connection with this Agreement or any Collateral.

Section 21. Agent.

            (a) Appointment. Each Lender hereby designates and appoints LaSalle as Agent of such Lender under this Agreement, and each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers as are set forth herein, together with such other powers as are incidental thereto. Agent agrees to act as such on the express conditions contained in this Section 21.

            The provisions of this Section 21 are solely for the benefit of Agent and Lenders, and Borrower shall not have the right to rely on or enforce any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower.

            (b) Nature of Duties. Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement. The duties of Agent shall be mechanical and administrative in nature.

Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement, expressed or implied, is intended to or shall be construed to impose upon Agent any obligation in respect of this Agreement except as expressly set forth herein. Each Lender shall make its own independent investigation of the financial condition and affairs of Borrower in connection with the making and the continuance of the Revolving Loans hereunder and shall make its own appraisal of the creditworthiness of Borrower, and Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the date of this Agreement or at any time or times thereafter, except for documents delivered to Agent pursuant to this Agreement by or on behalf of the Borrower. If Agent seeks the consent or approval of the Majority Lenders to the taking or refraining from taking any action hereunder, Agent shall send notice thereof to each Lender. Agent shall promptly notify each Lender at any time that the Majority Lenders have instructed Agent to act or refrain from acting pursuant hereto.

            (c) Rights, Exculpation, etc. Neither Agent, any Affiliate of Agent, nor any of their respective officers, directors, employees, agents, attorneys or consultants, shall be liable to any Lender for any action taken or omitted by them hereunder, or in connection herewith, except that Agent shall be obligated for its gross negligence or willful misconduct in the performance of its express obligations hereunder. Agent shall not be liable for any apportionment or distribution of payments made by it in the absence of willful misconduct or gross negligence pursuant to Section 4, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Person to whom payment was due, but not made, shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled.

Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or for the enforceability, collectibility, or sufficiency of this Agreement, or any of the transactions contemplated hereby and thereby, or for the financial condition of Borrower. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the financial condition of Borrower, or the existence or possible existence of any Event of Default or Default, provided, however, that the foregoing shall not release Agent from its obligations under this Agreement. Agent may at any time request instructions or indemnification from Lenders with respect to any actions or approvals which by the terms of this Agreement Agent is permitted or required to take or to grant, and if such instructions or indemnification are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under this Agreement until it shall have received such instructions or indemnification (to Agent's satisfaction) from the Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement in accordance with the instructions of the Majority Lenders.

            (d) Reliance. Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement and its duties hereunder or thereunder, upon advice of legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it.

            (e) Indemnification. To the extent that Agent is not reimbursed and indemnified by Borrower, Lenders will reimburse and indemnify Agent, upon demand, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it in any way relating to or arising out of this Agreement or any action taken or omitted by Agent under this Agreement, in proportion to each Lender's ratable shares of the Commitments; provided that no Lender shall be liable for any portion of such liabilities, obligations losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or willful misconduct. The obligations of Lenders under this Section 21(e) shall survive the payment in full of all Obligations and the termination of this Agreement.

            (f) The Agent Individually. With respect to its pro rata share of the Commitments hereunder and the Revolving Loans made by it, Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "Lender" or "Lenders" or any similar terms shall include Agent in its individual capacity as a Lender or one of the Lenders. Except as provided herein, Agent in its individual capacity may accept deposits from and generally engage in any kind of banking, trust or other business with Borrower as if it were not acting as Agent pursuant hereto.

            (g) Successor Agent; Resignation of Agent. (1) Agent may resign from the performance of all its functions and duties hereunder at any time by giving at least thirty (30) Business Days' prior written notice to Lenders and Borrower. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (2) and (3) below or as otherwise provided below.

            (2) Upon any such notice of resignation by Agent, the Majority Lenders shall appoint a successor Agent who shall be reasonably satisfactory to Borrower.

            (3) If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring Agent, with the consent of Borrower (which may not be withheld unreasonably), shall then appoint a successor Agent who shall serve as Agent until such time, if any, as the Majority Lenders, with the consent of Borrower, appoint a successor Agent as provided above.

            (4) Upon the appointment of a successor Agent, the term "Agent" shall, for all purposes of this Agreement, thereafter mean such successor.

            (h)   Collateral Matters.

            Agent is hereby authorized on behalf of all of Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to a Default, to take any action with respect to any Collateral which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to this Agreement.

Section 22. Relations Among Lenders.

            (a)   Except for loans and advances set forth in
Section 2 of this Agreement, depository and cash management services provided by LaSalle to Borrower and Hedging Obligations of Borrower to a Lender which are subordinated to the Obligations in form and substance acceptable to the Majority Lenders, no Lender shall make any loan, advance or other extension of credit or financial accommodations to Borrower without the prior written consent of the Majority Lenders.

            (b) Each Lender agrees that it will not take any action, nor institute any actions or proceedings, against Borrower or any other obligor hereunder or with respect to any Collateral, without the prior written consent of the Majority Lenders.

Section 23. Miscellaneous.

            Concerning the Collateral and the Collateral
Documents. Each Lender agrees that any action taken by Agent or the Majority Lenders in accordance with the provisions of this Agreement, and the exercise by Agent or the Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.

Section 24. Participations.

            Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments and the Revolving Loans owing to it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment to Borrower hereunder) shall remain unchanged,
(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Borrower, Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and with regard to any and all payments to be made under this Agreement and (iv) the holder of any such participation shall not be entitled to voting rights under this Agreement. No Lender may, without the consent of all Lenders and the Borrower, make an assignment of its rights or obligations under this Agreement; provided that Borrower shall not unreasonably withhold its consent to any proposed assignment.

Section 25. Waiver and Amendment.

            (a) Agent's or Lenders' failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement or the Revolving Credit Notes shall not waive, affect or diminish any right of Agent or Lenders thereafter to demand strict compliance and performance therewith.

Any suspension or waiver by Agent or Lenders of a Default or Event of Default by Borrower under this Agreement or the Revolving Credit Notes shall not suspend, waive or affect any other Default or Event of Default by Borrower under this Agreement or the Revolving Credit Notes, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character.

            (b) No amendment or modification of any provision of this Agreement or the Revolving Credit Notes shall be effective without the written agreement of the Majority Lenders and Borrower, and no termination or waiver of any provision of this Agreement, or consent to any departure by Borrower therefrom, shall in any event be effective without the written concurrence of the Majority Lenders, which the Majority Lenders shall have the right to grant or withhold at their sole discretion.

            (c) Notwithstanding the provisions of Section 25(b), any amendment relating (i) to any increase of the Commitments of any Lender, of the total of the Commitments or of the principal amount of the Revolving Loans, (ii) to any change in the final maturity of the Revolving Loans, (iii) to the reduction of interest rates applicable to the Revolving Loans or fees payable under this Agreement, (iv) to the definition of "Borrowing Base" or "Majority Lenders", (v) to the provisions contained in this Section 25(c), (vi) to the release of Collateral, (vii) to any provision contained in Sections 17 and 18 of this Agreement, or (viii) to any Event of Default involving the payment of money or the performance of any material obligation by Borrower under this Agreement, shall be effective only if evidenced by a writing signed by or on behalf of all Lenders. No amendment, modification termination or waiver of any provision of Section 21 or any other provision referring to Agent shall be effective without the written concurrence of Agent. Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

Section 26. Accounting and Financial Determinations.

            Where the character or amount of any asset or liability or item of income or expense is required to be determined under this Agreement, each such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with generally accepted accounting principles applied on a basis consistent with the audited financial statements of Borrower referred to in Section 17 hereof.

Section 27. Right of Offset.

            Subject to the terms of this Agreement, in addition to, and without limitation of, any rights of Agent and Lenders under applicable law or otherwise, Agent and Lenders may, when any Event of Default shall have occurred and be continuing and without notice or demand of any kind, appropriate and apply toward payment of any Obligations (whether or not then due), any amounts, properties, balances, credits, deposit accounts or other monies of Borrower in the possession or control of Agent or Lenders for any purpose, other than segregated deposits designated for the payment of taxes or other designated trust funds or funds on deposit pursuant to Section 17(o) of this Agreement during any period in which any sum due under the Notes is outstanding.

Section 28. Computation and Payment of Liabilities.

            Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, that payment shall be made on the next succeeding Business Day, and that extension of time shall be included in computing interest, if any, in connection with such payment.

Section 29. Notices.

            Except as otherwise expressly provided, all notices and other communications to any party pursuant to this Agreement or any Instrument executed pursuant hereto shall be in writing or by telex or facsimile addressed, delivered or transmitted to it at its address or number set forth below its signature hereto or to such other address or number as it shall designate in a notice to the other party. Any notice if mailed properly addressed shall be deemed given on the third Business Day after mailing postage prepaid or on the second Business Day when sent by overnight delivery service which provides at least upon request a receipt for delivery; any notice to any party having a telex or facsimile number for the receipt at its address for notice hereunder of messages by transmission by telex or facsimile shall be deemed given when transmitted by telex or facsimile transmitted to such party at such telex or facsimile number.

Section 30. Costs and Expenses.

            Borrower agrees to reimburse Agent and Lenders upon demand for all costs, fees and expenses (including reasonable attorneys' fees and legal expenses) incurred by Agent or Lenders hereunder or in connection herewith in enforcing the Obligations of Borrower hereunder or under the Revolving Credit Notes or any other Instrument executed pursuant hereto. The obligations of Borrower under this Section shall survive any termination of this Agreement.

Section 31. Severability, Choice of Law.

            Any provision of this Agreement or any instrument executed pursuant hereto which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of any such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or any such Instrument or affecting the validity or enforceability of that provision in any other jurisdiction. This Agreement and all terms and provisions hereof shall be construed and interpreted in accordance with and governed by the laws of the State of Illinois without regard to the choice of law rules thereof except as to perfection of any Security Interest which shall be controlled by
the laws of the relevant jurisdiction.   Borrower, to further
induce the Lenders to enter into this Agreement agrees that, subject to the Lenders' election, all actions, suits or proceedings regarding the interpretation or enforcement of this Agreement or any Instrument shall be litigated only in courts having situs in Cook County, Illinois, and consents to jurisdiction of any such court having subject matter jurisdiction over the matter of such litigation, action, or proceeding and hereby irrevocably appoints Prentice-Hall Corporation Systems, Inc., whose address is 33 North LaSalle Street, Chicago, Illinois 60602 or such other person whom Lenders may designate in writing to Borrower as agent for the personal service of process. Borrower agrees that service of such process shall constitute personal service upon Borrower, upon forwarding of notice to Borrower of such service in accordance with the provisions of
Section 29 hereof.

Section 32. Successors and Assigns.

            This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign or transfer its rights hereunder without the prior written consent of Lenders. Lenders reserve the right, subject to the terms of
Section 24 of this Agreement, to assign or grant participations in all or any part of, or any interest in, their rights and benefits hereunder and under the Revolving Credit Notes or any other Instrument executed pursuant hereto and may, in connection therewith, disclose all documents and information which they may have relating to Borrower or its business, this Agreement, the Revolving Credit Notes and any other such Instrument.

Section 33. Taxes and Expenses Regarding the Collateral.

            If Borrower fails to pay promptly when due to any other person or entity, monies which Borrower is required to pay by reason of any provision in this Agreement, Agent or Lenders may, but need not, pay the same and charge such Borrower's account therefor, and Borrower shall promptly reimburse Agent and Lenders. All such sums shall become additional Obligations owing to Lenders, shall bear interest at the interest rate then applicable under this Agreement, and shall be secured by the Collateral. Any payments made by Agent or Lenders shall not constitute an agreement by Agent or Lenders to make similar payments in the future, or a waiver by Agent or Lenders of any default under this Agreement. Agent or Lenders need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance or lien. The receipt of the usual official governmental or court notice for the payment of the foregoing shall be conclusive evidence that the same was validly due and owing, and the receipt of any other notice with respect to all other such monies due hereunder shall be prima facie evidence that the same was validly due and owing.

Section 34. Waiver of Jury Trial.

            BORROWER AND LENDERS EACH WAIVE ANY RIGHT TO TRIAL BY
JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR
ANY TRANSACTION HEREUNDER.

Section 35. Indemnity.

            Borrower shall indemnify and hold harmless Agent and Lenders and their directors, officers, agents, counsel and employees ("Indemnified Persons") from and against all losses, claims, damages, costs, expenses and liabilities ("Losses") incurred by any of them arising principally out of or relating to this Agreement, any Contract, or any other transaction contemplated hereby or thereby other than arising out of any intercreditor relationship between Lenders and any Participant or holder of Subordinated Indebtedness and except for any such losses caused by the gross negligence or willful misconduct of such Indemnified Persons, and shall reimburse Agent and Lenders and each other Indemnified Person for any expenses (including the fees and disbursements of legal counsel) incurred in connection with the investigation of, preparation for or defense of any actual or threatened claim, action or proceeding arising therefrom (including any such costs of responding to discovery requests or subpoenas), regardless of whether Agent, Lenders or other Indemnified Person is a party thereto.

Section 36. Section Headings.

            Section headings and numbers have been set forth herein for convenience only and shall be without substantive meaning or content of any kind whatsoever. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

Section 37. Construction.

            Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Agent, Lenders or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

Section 38. Restatement of Prior Agreements.

            This Agreement constitutes a renewal and extension and an amendment and restatement of, and a replacement and substitute for the Prior Agreements. The Obligations under the Prior Agreements are continuing indebtedness and nothing in this Agreement shall be deemed to constitute payment, settlement or novation of the corresponding Obligations of Borrower under the Prior Agreements, or to release or otherwise affect any lien or security interest securing such Obligations or any rights of Lenders against Borrower, or any guarantor, surety, or other party primarily or secondarily liable for such Obligations. Upon execution of this Agreement by the parties, this Agreement shall amend and supersede and is substituted for the Prior Agreements in their entirety.